UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2025

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-42509	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market
8.00% Series A Perpetual Strike Preferred Stock, $0.001 par value per share	STRK	The Nasdaq Global Select Market
10.00% Series A Perpetual Strife Preferred Stock, $0.001 par value per share	STRF	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On April 7, 2025, MicroStrategy Incorporated d/b/a Strategy (“Strategy,” the “Company,” “we,” “us,” or “our”) provided information regarding its business as of and for the quarter ended March 31, 2025, including its capital markets activity, bitcoin acquisitions, capital structure and indebtedness, bitcoin holdings and financial statement impacts. This information is contained in Item 8.01 of this Current Report on Form 8-K.

Item 8.01	Other Events.

The financial information set forth in this Current Report on Form 8-K has been prepared by Strategy management. Strategy’s independent registered public accounting firm, KPMG LLP, has not audited or reviewed, and does not express an opinion with respect to, such financial information.

On August 7, 2024, we completed a 10-for-1 stock split of our class A and class B common stock. See Note 2(a), Summary of Significant Accounting Policies – Basis of Presentation, to the Consolidated Financial Statements, in our Annual Report on Form 10-K for the year ended December 31, 2024 for further information. As a result of the stock split, all applicable share and per share information presented within this Current Report on Form 8-K has been retroactively adjusted to reflect the stock split for all periods presented.

ATM and BTC Update for the Period March 31, 2025 to April 6, 2025

ATM Update

On April 7, 2025, Strategy announced that, during the period between March 31, 2025 and April 6, 2025, the Company did not sell any shares of class A common stock, par value $0.001 per share, or 8.00% Series A Perpetual Strike Preferred Stock, par value $0.001 per share (the “Perpetual Strike Preferred Stock”), under its at-the-market offering programs for these instruments, and did not purchase any bitcoin.

BTC Update

On April 7, 2025, Strategy announced updates with respect to its bitcoin holdings:

During Period March 31, 2025 to April 6, 2025			As of April 6, 2025
BTC Acquired	Aggregate Purchase Price	Average Purchase Price	Aggregate BTC Holdings	Aggregate Purchase Price (1)	Average Purchase Price (1)
0	—	—	528,185	$35.63 billion	$67,458

(1)	Aggregate and average purchase prices are inclusive of fees and expenses.

Q1 2025 Financial Updates

Capital Markets Update

During the quarter ended March 31, 2025, the Company received aggregate net proceeds of $7.69 billion from the following transactions:

•

STRK Registered Underwritten Offering: On February 5, 2025, the Company completed an underwritten public offering of 7,300,000 shares of Perpetual Strike Preferred Stock at a public offering price of $80.00 per share. The Company received net proceeds from this offering of approximately $563.3 million, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses.

•

STRK ATM: On March 10, 2025, the Company entered into a sales agreement pursuant to which the Company may issue and sell shares of Perpetual Strike Preferred Stock having an aggregate offering price of up to $21 billion (the “STRK Shares”), from time to time through the sales agents under the sales agreement for this program (the “STRK ATM”). During the period from the establishment of the STRK ATM through March 31, 2025, the Company received aggregate net proceeds from this program of approximately $30.4 million, after deducting sales commissions.

•

STRF Registered Underwritten Offering: On March 25, 2025, the Company completed an underwritten public offering of 8,500,000 shares of the Company’s 10.00% Series A Perpetual Strife Preferred Stock, par value $0.001 per share (the “Perpetual Strife Preferred Stock”), at a public offering price of $85.00 per share. The Company received net proceeds from this offering of approximately $711.2 million, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses.

•

MSTR ATM: As previously announced, on October 30, 2024, the Company entered into a sales agreement pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share, having an aggregate offering price of up to $21 billion (the “MSTR Shares”) from time to time through the sales agents under the sales agreement for this program (the “Common ATM”). During the quarter ended March 31, 2025, the Company received aggregate net proceeds from this program of approximately $4.4 billion, after deducting sales commissions.

•

2030B Convertible Notes Private Offering: On February 21, 2025, the Company completed a private offering of 0% convertible senior notes due 2030 (the “2030B Convertible Notes”). The Company received net proceeds from this offering of approximately $1.99 billion, after deducting fees and estimated expenses.

As of March 31, 2025, approximately $2.37 billion of MSTR Shares remained available for issuance and sale pursuant to the Common ATM, and approximately $20.97 billion of STRK Shares remained available for issuance and sale pursuant to the STRK ATM.

Additionally, during the quarter ended March 31, 2025, the Company delivered a notice of full redemption (the “Notice”) to the trustee of the Company’s 0.0% Convertible Senior Notes due 2027 (the “2027 Convertible Notes”) in the total original principal amount of $1.05 billion (the “2027 Convertible Notes”). The Company received conversion requests for substantially all of the $1.05 billion in principal amount of the 2027 Convertible Notes, and issued 7,373,528 shares of class A common stock in the aggregate in settlement of the conversion requests, and redeemed the remaining $0.1 million aggregate principal amount of the 2027 Convertible Notes. As of March 31, 2025, all 2027 Convertible Notes have been converted or redeemed and are not outstanding.

Capital Structure and Debt Update

As of March 31, 2025, the following equity securities were outstanding:

•	246,537,259 and 19,640,250 shares of class A common stock and class B common stock, respectively;

•	7,649,907 shares of Perpetual Strike Preferred Stock; and

•	8,500,000 shares of Perpetual Strife Preferred Stock.

As of March 31, 2025, the following convertible notes (collectively, the “Convertible Notes”) were outstanding:

•	$1.010 billion aggregate principal amount of 0.625% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”);

•	$3.0 billion aggregate principal amount of 0% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”);

•	$800.0 million aggregate principal amount of 0.625% Convertible Senior Notes due 2030 (the “2030A Convertible Notes”);

•	$2.0 billion aggregate principal amount of 2030B Convertible Notes;

•	$603.8 million aggregate principal amount of 0.875% Convertible Senior Notes due 2031 (the “2031 Convertible Notes”); and

•	$800.0 million aggregate principal amount of 2.25% Convertible Senior Notes due 2032 (the “2032 Convertible Notes”).

Common Stock

Holders of the Company’s class A common stock generally have the same rights as holders of the Company’s class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share.

Preferred Stock

Series A Perpetual Strike Preferred Stock

On February 5, 2025, Strategy issued 7,300,000 shares of Perpetual Strike Preferred Stock in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the issuance of Perpetual Strike Preferred Stock, the Company filed a Certificate of Designations (the “Strike Certificate of Designations”) with the Secretary of State of the State of Delaware designating an aggregate of 7,300,000 shares of, and establishing the terms of, the Perpetual Strike Preferred Stock.

On March 10, 2025, the Company established the STRK ATM, pursuant to which the Company may issue and sell shares of its Perpetual Strike Preferred Stock having an aggregate offering price of up to $21 billion from time to time through the sales agents under the STRK ATM.

The Perpetual Strike Preferred Stock has a par value of $0.001 per share and a liquidation preference of $100 per share. The Perpetual Strike Preferred Stock ranks senior to the class A common stock and class B common stock and junior to the Perpetual Strife Preferred Stock with respect to the payment of dividends and the distribution of assets upon Strategy’s liquidation, dissolution or winding up. If Strategy liquidates, dissolves or winds up, whether voluntarily or involuntarily, then the holders of the Perpetual Strike Preferred Stock will be entitled to receive payment for the liquidation preference of, and all accumulated and unpaid Regular STRK Dividends (as defined below) on, their Perpetual Strike Preferred Stock out of Strategy’s assets or funds legally available for distribution to its stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, holders of the class A common stock, class B common stock or other junior stock. The Perpetual Strike Preferred Stock is junior to Strategy’s existing and future indebtedness, junior to the Perpetual Strife Preferred Stock, structurally junior to the liabilities of Strategy’s subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding.

The Perpetual Strike Preferred Stock accumulates cumulative dividends (“Regular STRK Dividends”) at a rate per annum equal to 8.00% on the liquidation preference thereof (the “Regular STRK Dividend Rate”), and that are payable when, as and if declared by Strategy’s board of directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2025 (each, a “Regular STRK Dividend Payment Date”). Declared Regular STRK Dividends on the Perpetual Strike Preferred Stock are payable, at Strategy’s election, in cash, shares of class A common stock or a combination of cash and shares of class A common stock. If Strategy elects to pay any portion of a declared Regular STRK Dividend in shares of class A common stock, then those shares will be valued at 95% of the daily volume-weighted average price per share of class A common stock on the third trading day before the related Regular STRK Dividend Payment Date. However, the number of shares of class A common stock that Strategy will deliver as payment for any declared Regular STRK Dividend will be limited to a maximum number equal to the total dollar amount of the declared Regular STRK Dividend (including any portion thereof that Strategy has elected to pay in shares of class A common stock) divided by the “floor price,” which initially is equal to $119.03 per share and is subject to customary anti-dilution adjustments. If the number of shares that Strategy delivers is limited as a result of this provision, then Strategy will, to the extent it is legally able to do so, declare and pay the related deficiency in cash.

If any accumulated Regular STRK Dividend (or any portion thereof) on the Perpetual Strike Preferred Stock is not paid on the applicable Regular STRK Dividend Payment Date (or, if such Regular STRK Dividend Payment Date is not a business day, the next business day), then additional Regular STRK Dividends (“Compounded STRK Dividends”) will accumulate on the amount of such unpaid Regular STRK Dividend, compounded quarterly at the Regular STRK Dividend Rate, from, and including, such Regular STRK Dividend Payment Date to, but excluding, the date the same, including all Compounded STRK Dividends thereon, is paid in full.

In certain cases where Strategy has not declared and paid accumulated Regular STRK Dividends in full on the Perpetual Strike Preferred Stock, then, subject to limited exceptions, Strategy will be prohibited from declaring or paying dividends on or repurchasing any shares of class A common Stock, class B common stock or other junior securities.

Subject to certain limitations, holders of the Perpetual Strike Preferred Stock (the “STRK Stockholders”) will have the right to convert some or all of their shares of Perpetual Strike Preferred Stock on any business day into shares of class A common stock (together, if applicable, with cash in lieu of any fractional share of class A common stock) at the then-applicable conversion rate. The initial conversion rate is 0.1000 shares of class A common stock per share of Perpetual Strike Preferred Stock, which represents an initial conversion price of $1,000.00 per share of class A common stock, and is subject to customary anti-dilution adjustments.

Strategy will have the right, at its election, to redeem all, and not less than all, of the Perpetual Strike Preferred Stock, at any time, for cash if the total aggregate liquidation preference of all Perpetual Strike Preferred Stock then outstanding is less than 25% of the aggregate liquidation preference of the Perpetual Strike Preferred Stock issued in the initial issuance of Perpetual Strike Preferred Stock (such a redemption, an “Optional STRK Redemption”). The redemption price for any Perpetual Strike Preferred Stock to be redeemed pursuant to an Optional STRK Redemption will be a cash amount equal to the liquidation preference of the Perpetual Strike Preferred Stock to be redeemed, plus accumulated and unpaid Regular STRK Dividends to, but excluding, the redemption date.

Strategy will also have the right, at its election, to redeem all, and not less than all, of the Perpetual Strike Preferred Stock, at any time, for cash if a “Tax Event” (as defined in the Strike Certificate of Designations) occurs (such a redemption, a “STRK Tax Redemption”). The redemption price for any Perpetual Strike Preferred Stock to be redeemed pursuant to a STRK Tax Redemption will be a cash amount equal to (i) the greater of (1) the liquidation preference of the Perpetual Strike Preferred Stock to be redeemed; and (2) the average of the last reported sale prices per share of Perpetual Strike Preferred Stock for the five consecutive trading days ending on, and including, the trading day immediately before the date on which Strategy sends the related redemption notice, plus (ii) accumulated and unpaid Regular STRK Dividends to, but excluding, the redemption date.

If a “Fundamental Change” (as defined in the Strike Certificate of Designations) occurs, then, subject to a limited exception, STRK Stockholders will have the right to require Strategy to repurchase some or all of their shares of Perpetual Strike Preferred Stock at a cash repurchase price equal to the liquidation preference of the Perpetual Strike Preferred Stock to be repurchased, plus accumulated and unpaid Regular STRK Dividends, if any, to, but excluding the repurchase date.

The Perpetual Strike Preferred Stock will have voting rights with respect to certain amendments to Strategy’s certificate of incorporation or the Strike Certificate of Designations, certain business combination transactions and certain other matters. However, STRK Stockholders, as such, will not be entitled to vote on an as-converted basis with holders of class A common stock on matters on which holders of class A common stock are entitled to vote.

If less than the full amount of accumulated and unpaid Regular STRK Dividends on the outstanding Perpetual Strike Preferred Stock have been declared and paid in respect of each of (i) four or more consecutive Regular STRK Dividend Payment Dates; and (ii) eight or more consecutive Regular STRK Dividend Payment Dates, then, in each case, subject to certain limitations, the authorized number of Strategy’s directors will automatically increase by one (or Strategy will vacate the office of one of its directors) and the holders of the Perpetual Strike Preferred Stock, voting together as a single class with the holders of each class or series of “Voting Parity Stock” (as defined in the Strike Certificate of Designations), if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director (a “STRK Director”) to fill such directorship at Strategy’s next annual meeting of stockholders (or, if earlier, at a special meeting of Strategy’s stockholders called for such purpose). If, thereafter, all accumulated and unpaid Regular STRK Dividends on the outstanding Perpetual Strike Preferred Stock have been paid in full, then the right of the holders of the Perpetual Strike Preferred Stock to elect any STRK Directors will terminate. Upon the termination of such right with respect to the Perpetual Strike Preferred Stock and all other outstanding Voting Parity Stock, if any, the term of office of each person then serving as a STRK Director will immediately and automatically terminate (and, if the authorized number of Strategy’s directors was increased by one or two, as applicable, in connection with such election, then the authorized number of Strategy’s directors will automatically decrease by one or two, as applicable).

Dividends on Series A Perpetual Strike Preferred Stock

On March 3, 2025, Strategy announced that its board of directors declared a quarterly cash dividend of approximately $1.24 per share payable on the Perpetual Strike Preferred Stock. A total dividend payment of $9.2 million was made on March 31, 2025 to stockholders of record at the close of business on March 15, 2025. The calculation of this per share dividend amount was prorated to reflect the quarterly dividend accrued from February 5, 2025, the issuance date of the Perpetual Strike Preferred Stock.

Series A Perpetual Strife Preferred Stock

On March 25, 2025, Strategy issued 8,500,000 shares of Perpetual Strife Preferred Stock in a public offering registered under the Securities Act. In connection with the issuance of Perpetual Strife Preferred Stock, the Company filed a Certificate of Designations (the “Strife Certificate of Designations”) with the Secretary of State of the State of Delaware designating an aggregate of 8,500,000 shares of, and establishing the terms of, the Perpetual Strife Preferred Stock.

The Perpetual Strife Preferred Stock accumulates cumulative dividends (“Regular STRF Dividends”) at a rate per annum equal to 10.00% (the “Regular STRF Dividend Rate”) of the stated amount of $100 per share (the “Stated Amount”). Regular STRF Dividends are payable when, as and if declared by Strategy’s board of directors, out of funds legally available for their payment, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2025 (each, a “Regular STRF Dividend Payment Date”). Declared Regular STRF Dividends on the Perpetual Strife Preferred Stock are payable solely in cash. If any accumulated Regular STRF Dividend (or any portion thereof) on the Perpetual Strife Preferred Stock is not paid on the applicable Regular STRF Dividend Payment Date (or, if such Regular STRF Dividend Payment Date is not a business day, the next business day), then additional Regular STRF Dividends (“Compounded STRF Dividends”) will accumulate on the amount of such unpaid Regular STRF Dividend, compounded quarterly at the Compounded STRF Dividend Rate (as defined below), from, and including, such Regular STRF Dividend Payment Date to, but excluding, the date the same, including all Compounded STRF Dividends thereon, is paid in full. The “Compounded STRF Dividend Rate” applicable to any unpaid Regular STRF Dividend that was due on a Regular STRF Dividend Payment Date (or, if such Regular STRF Dividend Payment Date is not a business day, the next business day) will initially be a rate per annum equal to the Regular STRF Dividend Rate plus 100 basis points; provided, however, that until such Regular STRF Dividend, together with Compounded STRF Dividends thereon, is paid in full, such Compounded STRF Dividend Rate will increase by 100 basis points per annum for each subsequent Regular STRF Dividend period, up to a maximum rate of 18% per annum.

If Strategy fails to declare a Regular STRF Dividend on or prior to the record date applicable to a Regular STRF Dividend Payment Date, such failure shall constitute the issuance of a notice of deferral. Upon issuance of such notice, Strategy shall use its commercially reasonable efforts over the following 60-day period to sell class A common stock and/or other securities to raise proceeds in an amount sufficient to cover any deferred dividends that would have been due with respect to the applicable Regular STRF Dividend Payment Date, plus Compounded STRF Dividends thereon. In certain cases where Strategy has not declared and paid accumulated Regular STRF Dividends in full on the Perpetual Strife Preferred Stock, then, subject to limited exceptions, Strategy will be prohibited from declaring or paying dividends on or repurchasing any shares of Perpetual Strike Preferred Stock, class A common stock, class B common stock or other junior securities.

The Perpetual Strife Preferred Stock has a par value of $0.001 per share and initially has a liquidation preference of $100 per share, subject to adjustment as set forth below (the “STRF Liquidation Preference”). The Perpetual Strife Preferred Stock ranks senior to the class A common stock, the class B common stock and the Perpetual Strike Preferred Stock with respect to the payment of dividends and the distribution of assets upon Strategy’s liquidation, dissolution or winding up. If Strategy liquidates, dissolves or winds up, whether voluntarily or involuntarily, then the holders of Perpetual Strife Preferred Stock will be entitled to receive payment for the STRF Liquidation Preference of, and all accumulated and unpaid Regular STRF Dividends and any Compounded STRF Dividends (each as defined below) on, their shares of Perpetual Strife Preferred Stock out of Strategy’s assets or funds legally available for distribution to its stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, holders of the class A common stock, class B common stock, Perpetual Strike Preferred Stock or other junior stock. The Perpetual Strife Preferred Stock will be junior to Strategy’s existing and future indebtedness, structurally junior to the liabilities of Strategy’s subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding.

The STRF Liquidation Preference of the Perpetual Strife Preferred Stock was initially $100 per share of Perpetual Strife Preferred Stock; provided, however, that, effective immediately after the close of business on each business day after the date on which shares were issued in the initial public offering of the Perpetual Strife Preferred Stock (the “Initial STRF Issue Date”) (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of Perpetual Strife Preferred Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the STRF Liquidation Preference per share of Perpetual Strife Preferred Stock will be adjusted to greatest of (i) the Stated Amount; (ii) in the case of any business day with respect to which Strategy has, on such business day or on any business day during the ten trading day period preceding such business day, executed any sale transaction to be settled by the issuance of Perpetual Strife Preferred Stock, an amount equal to the Last Reported Sale Price (as defined in the Strife Certificate of Designations) per share of Perpetual Strife Preferred Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the Last Reported Sale Prices per share of Perpetual Strife Preferred Stock for each trading day of the ten consecutive trading days immediately preceding such business day, provided, however, that, if applicable, the reference in this clause (iii) to ten will be replaced by such lesser number of trading days as have elapsed during the period from, and including, the Initial STRF Issue Date to, but excluding, such business day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which Strategy executes any sale transaction to be settled by the issuance of Perpetual Strife Preferred Stock (other than the Perpetual Strife Preferred Stock initially issued on the Initial STRF Issue Date), the STRF Liquidation Preference per share of Perpetual Strife Preferred Stock will be $100. For purposes of the definition of the STRF Liquidation Preference, references to Strategy’s execution of any sale transaction to be settled by the issuance of Perpetual Strife Preferred Stock includes any resale of any shares of Perpetual Strife Preferred Stock that Strategy or any of Strategy’s subsidiaries have purchased or otherwise acquired.

Strategy will have the right, at its election, to redeem all, and not less than all, of the Perpetual Strife Preferred Stock, at any time, for cash if the total number of shares of Perpetual Strife Preferred Stock then outstanding is less than 25% of the total number of shares of the Perpetual Strife Preferred Stock originally issued on the Initial STRF Issue Date and in any future offering of the Perpetual Strife Preferred Stock, taken together (such a redemption, an “Optional STRF Redemption”). Strategy will also have the right, at its election, to redeem all, and not less than all, of the Perpetual Strife Preferred Stock, at any time, for cash if a “Tax Event” (as defined in the Strife Certificate of Designations) occurs (such a redemption, a “STRF Tax Redemption”). The redemption price for any Perpetual Strife Preferred Stock to be redeemed pursuant to an Optional STRF Redemption or a STRF Tax Redemption will be a cash amount equal to (i) the STRF Liquidation Preference of such share as of the business day before Strategy sends the related redemption notice, plus (ii) accumulated and unpaid Regular STRF Dividends (plus any Compounded STRF Dividends thereon) on such share to, but excluding, the redemption date.

If a “Fundamental Change” (as defined in the Strife Certificate of Designations) occurs, then holders of the Perpetual Strife Preferred Stock will have the right to require Strategy to repurchase some or all of their shares of Perpetual Strife Preferred Stock at a cash repurchase price equal to (i) the Stated Amount plus (ii) accumulated and unpaid Regular STRF Dividends on such share to, but excluding, the Fundamental Change repurchase date for such Fundamental Change.

The Perpetual Strife Preferred Stock will have voting rights with respect to certain amendments to Strategy’s certificate of incorporation or the Strife Certificate of Designations, certain business combination transactions and certain other matters. Strategy additionally may not create or issue any class or series of stock that ranks senior to the Perpetual Strife Preferred Stock with respect to the payment of dividends and the distribution of assets upon Strategy’s liquidation, dissolution or winding up without the consent of the holders of Perpetual Strife Preferred Stock representing at least a majority of the combined outstanding voting power of the Perpetual Strife Preferred Stock, and any voting parity stockholders. However, holders of Perpetual Strife Preferred Stock will not be entitled to vote with holders of class A common stock on matters on which holders of class A common stock are entitled to vote.

If (in each case, subject to the Strife Certificate of Designations) less than the full amount of accumulated and unpaid Regular STRF Dividends on the outstanding Perpetual Strife Preferred Stock have been declared and paid by the following Regular STRF Dividend Payment Date in respect of each of (i) four or more consecutive Regular STRF Dividend Payment Dates; and (ii) eight or more consecutive Regular STRF Dividend Payment Dates, then, in each case, subject to certain limitations, the authorized number of Strategy’s directors will automatically increase by one (or Strategy will vacate the office of one of its directors) and the holders of the Perpetual Strife Preferred Stock, voting together as a single class with the holders of each class or series of “Voting Parity Stock” (as defined in the Strife Certificate of Designations) with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director (a “STRF Director”) to fill such directorship at Strategy’s next annual meeting of stockholders (or, if earlier, at a special meeting of Strategy’s stockholders called for such purpose). If, thereafter, all accumulated and unpaid Regular STRF Dividends on the outstanding Perpetual Strife Preferred Stock have been paid in full, then the right of the holders of the Perpetual Strife Preferred Stock to elect any STRF Directors will terminate. Upon the termination of such right with respect to the Perpetual Strife Preferred Stock and all other outstanding Voting Parity Stock, if any, the term of office of each person then serving as a STRF Director will immediately and automatically terminate (and, if the authorized number of Strategy’s directors was increased by one or two, as applicable, in connection with such election, then the authorized number of Strategy’s directors will automatically decrease by one or two, as applicable).

Convertible Notes

The following table summarizes certain terms of each of the Convertible Notes (principal at inception are each reported in thousands):

	2028 Convertible Notes	2029 Convertible Notes	2030A Convertible Notes	2030B Convertible Notes	2031 Convertible Notes	2032 Convertible Notes
Issuance Date	September 2024	November 2024	March 2024	February 2025	March 2024	June 2024
Maturity Date (1)	September 15, 2028	December 1, 2029	March 15, 2030	March 1, 2030	March 15, 2031	June 15, 2032
Principal at Inception	$1,010,000	$3,000,000	$800,000	$2,000,000	$603,750	$800,000
Stated Interest Rate (2)	0.625%	0.000%	0.625%	0.000%	0.875%	2.250%
Interest Payment Dates (3)	March 15 & September 15	June 1 & December 1	March 15 & September 15	March 1 & September 1	March 15 & September 15	June 15 & December 15
Date of Holder Put Option (4)	September 15, 2027	June 1, 2028	September 15, 2028	March 1, 2028	September 15, 2028	June 15, 2029
Initial Conversion Rate (5)	5.4589	1.4872	6.677	2.3072	4.297	4.894
Initial Conversion Price (6)	$183.19	$672.40	$149.77	$433.43	$232.72	$204.33
Convertible at any time after the following date (7) (8)	March 15, 2028	June 1, 2029	September 15, 2029	December 3, 2029	September 15, 2030	December 15, 2031
Not redeemable by the Company prior to the following date (9)	December 20, 2027	December 4, 2026	March 22, 2027	March 5, 2027	March 22, 2028	June 20, 2029

(1)	“Maturity Date” is the stated maturity date under each applicable indenture governing such notes, unless earlier converted, redeemed, or repurchased in accordance with their terms.
(2)	Holders may receive additional or special interest under specified circumstances as outlined under each applicable indenture governing the Convertible Notes.
(3)

For the Convertible Notes issued in 2024, interest payments begin on (a) September 15, 2024 for each of the 2030A Convertible Notes and the 2031 Convertible Notes, (b) December 15, 2024 for the 2032 Convertible Notes, and (c) March 15, 2025 for the 2028 Convertible Notes. The 2029 Convertible Notes issued in 2024 and the 2030B Convertible Notes issued in 2025 do not bear regular interest.

(4)

“Date of Holder Put Option” represents the respective dates upon which holders of the 2028 Convertible Notes, 2029 Convertible Notes, 2030A Convertible Notes, 2030B Convertible Notes, 2031 Convertible Notes, and 2032 Convertible Notes each have a noncontingent right to require the Company to repurchase for cash all or any portion of their respective notes at a repurchase price equal to 100% of the principal amount of such notes to be repurchased, plus any accrued and unpaid interest to, but excluding the repurchase date.

(5)

The “Initial Conversion Rate” is stated in shares of the Company’s class A common stock per $1,000 principal amount. The conversion rates are subject to customary anti-dilution adjustments. In addition, following certain events that may occur prior to the respective maturity dates or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its respective Convertible Notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances as provided in each indenture governing the respective Convertible Notes.

(6)	The “Initial Conversion Price” is stated in dollars per share of the Company’s class A common stock.
(7)

On or after the stated dates until the close of business on the second scheduled trading day immediately preceding the respective maturity dates, holders may convert the Convertible Notes at any time. Upon conversion of the Convertible Notes, the Company will pay or deliver, as the case may be, cash, shares of the Company’s class A common stock, or a combination of cash and shares of class A common stock, at the Company’s election.

(8)	Prior to the respective dates, the Convertible Notes are convertible only under the following circumstances:
(a)

during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on June 30, 2024 for the 2030A Convertible Notes and 2031 Convertible Notes, on September 30, 2024 for the 2032 Convertible Notes, on December 31, 2024 for the 2028 Convertible Notes, on March 31, 2025 for the 2029 Convertible Notes or on June 30, 2025 for the 2030B Convertible Notes, if the last reported sale price of the Company’s class A common stock for each of at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the respective Convertible Notes on each applicable trading day;

(b)

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under each applicable indenture governing the respective Convertible Notes) per $1,000 principal amount of the respective Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s class A common stock and the applicable conversion rate on each such trading day;

(c)

(i) in the case of the 2028 Convertible Notes, 2029 Convertible Notes, 2030A Convertible Notes, 2031 Convertible Notes and 2032 Convertible Notes, the Company calls any or all of such Convertible Notes for redemption, then a holder may surrender all or any part of such of its Convertible Notes as called for redemption for conversion at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; and (ii) in the case of the 2030B Convertible Notes, the Company calls any 2030B Convertible Notes for redemption, then the holders of such 2030B Convertible Note may convert such 2030B Convertible Notes at any time before the close of business on the second business day immediately before the related redemption date; and

(d)	upon occurrence of specified corporate events as described in each applicable indenture governing the respective Convertible Notes.
(9)

The Company may redeem for cash all or a portion of the Convertible Notes at its option, on or after the stated dates, if the last reported sale price of the Company’s class A common stock has been at least 130% of the conversion price of the respective Convertible Notes then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Each of the Convertible Notes were issued in a private offering.

The Convertible Notes are senior unsecured obligations of the Company and rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

If the Company undergoes a “fundamental change,” as defined in the respective indentures governing the Convertible Notes prior to maturity, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their respective Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the respective Convertible Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The respective indentures governing the Convertible Notes contain customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount outstanding of the respective Convertible Notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the respective Convertible Notes to be due and payable.

Although the Convertible Notes contain embedded conversion features, the Company accounts for the Convertible Notes in their entirety as a liability because the conversion features are indexed to the Company’s class A common stock and meet the criteria for classification in stockholders’ equity and therefore do not qualify for separate derivative accounting.

As of March 31, 2025, the maximum number of shares into which the Convertible Notes could have been potentially converted if the conversion features were triggered at the conversion rates then in effect based on the Convertible Notes then outstanding on such date was as follows:

•	2028 Convertible Notes: 5,513,489 shares;

•	2029 Convertible Notes: 4,461,600 shares;

•	2030A Convertible Notes: 5,341,600 shares;

•	2030B Convertible Notes: 4,614,400 shares;

•	2031 Convertible Notes: 2,594,314 shares; and

•	2032 Convertible Notes: 3,915,200 shares.

The 2028 Convertible Notes, 2030A Convertible Notes, 2031 Convertible Notes and 2032 Convertible Notes were convertible at the option of the holders during the three months ended March 31, 2025. In addition, the 2027 Convertible Notes were convertible at the option of the holders during the three months ended March 31, 2025 prior to their redemption. The Convertible Notes may be convertible in future periods if one or more of the conversion conditions are satisfied. As of March 31, 2025, the last reported sale price of the Company’s class A common stock for at least 20 trading days during the 30 consecutive trading days ending on, and including, March 31, 2025 was greater than or equal to 130% of the conversion price of each of the 2028 Convertibles Notes, 2030A Convertible Notes and 2032 Convertible Notes on each applicable trading day. Therefore, the 2028 Convertibles Notes, 2030A Convertible Notes and 2032 Convertible Notes are convertible at the option of the holders of the respective Convertible Notes during the second quarter of 2025.

As of March 31, 2025, the Company has not redeemed any of the Convertible Notes.

As of March 31, 2025, the net carrying value of the Convertible Notes were considered long-term liabilities.

The following shows the net carrying value and fair value of the Company’s convertible debt instruments as of March 31, 2025 (in thousands):

	March 31, 2025
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2028 Convertible Notes	$1,010,000	$(10,413)	$999,587	$1,846,987	Level 2
2029 Convertible Notes	3,000,000	(23,145)	2,976,855	2,426,196	Level 2
2030A Convertible Notes	800,000	(13,848)	786,152	1,637,518	Level 2
2030B Convertible Notes	2,000,000	(14,635)	1,985,365	1,909,206	Level 2
2031 Convertible Notes	603,750	(8,663)	595,087	854,306	Level 2
2032 Convertible Notes	800,000	(11,916)	788,084	1,292,139	Level 2

Total	$8,213,750	$(82,620)	$8,131,130	$9,966,352

The fair value of the Convertible Notes is determined using observable market data other than quoted prices, specifically the last traded price at the end of the reporting period of identical instruments in the over-the-counter market (Level 2).

For the three months ended March 31, 2025, the Company incurred $8.65 million in interest expense and paid $8.22 million in interest related to the Convertible Notes. The Company has not paid any additional interest or special interest related to the Convertible Notes to date.

Other long-term secured debt

In June 2022, the Company, through a wholly-owned subsidiary, entered into a secured term loan agreement in the amount of $11.1 million, bearing interest at an annual rate of 5.2%, and maturing in June 2027. The loan is secured by certain non-bitcoin assets of the Company that are not otherwise serving as collateral for any of the Company’s other indebtedness. After monthly payments made under the terms of the agreement, the loan had a net carrying value of $9.6 million and an outstanding principal balance of $9.7 million as of March 31, 2025.

Maturities

The following table shows the maturities of the Company’s debt instruments as of March 31, 2025 (in thousands). The principal payments related to the Convertible Notes are included in the table below as if the holders exercised their right to require the Company to repurchase all of the respective convertible notes on their respective Date of Holder Put Option.

Payments due by period ended March 31,	2028 Convertible Notes	2029 Convertible Notes	2030A Convertible Notes	2030B Convertible Notes	2031 Convertible Notes	2032 Convertible Notes	Other Long-Term Secured Debt	Total
2026	$0	$0	$0	$0	$0	$0	$577	$577
2027	$0	$0	$0	$0	$0	$0	$608	$608
2028	$1,010,000	$0	$0	$2,000,000	$0	$0	$8,477	$3,018,477
2029	$0	$3,000,000	$800,000	$0	$603,750	$0	$0	$4,403,750
2030	$0	$0	$0	$0	$0	$800,000	$0	$800,000
Thereafter	$0	$0	$0	$0	$0	$0	$0	$0
Total	$1,010,000	$3,000,000	$800,000	$2,000,000	$603,750	$800,000	$9,662	$8,223,412

Bitcoin Update

The following table presents a summary of the Company’s bitcoin acquisitions during the quarter ended March 31, 2025, and its bitcoin holdings as of March 31, 2025.

During Period January 1, 2025 to March 31, 2025			As of March 31, 2025
BTC Acquired	Aggregate Purchase Price(1)	Average Purchase Price(1)	Aggregate BTC Holdings	Aggregate Purchase Price(1)	Average Purchase Price(1)
80,715	$7.66 billion	$94,922	528,185	$35.63 billion	$67,458

(1)	Aggregate and average purchase prices are inclusive of fees and expenses.

Although the Company continues to initially record its bitcoin purchases at cost, upon adoption of Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”) on January 1, 2025, any subsequent increases or decreases in fair value are recognized as incurred in the Consolidated Statements of Operations, and the fair value of the Company’s bitcoin is reflected within the Consolidated Balance Sheets each reporting period-end. Our unrealized loss on digital assets for the quarter ended March 31, 2025 was $5.91 billion, which we expect will result in a net loss for the quarter ended March 31, 2025, partially offset by a related income tax benefit of $1.69 billion.

Upon adopting ASU 2023-08, the Company is no longer required to account for its bitcoin under a cost-less-impairment accounting model and it no longer establishes a deferred tax asset related to bitcoin impairment losses. Instead, the Company establishes a deferred tax liability if the market value of bitcoin at the reporting date is greater than the average cost basis of its bitcoin holdings at such reporting date, and any subsequent increases or decreases in the market value of bitcoin will increase or decrease the deferred tax liability.

The following table presents a roll-forward of the Company’s bitcoin holdings, including additional information related to the Company’s bitcoin purchases and the change in digital asset carrying value, during the quarter ended March 31, 2025.

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase Price Per Bitcoin
Balance at December 31, 2024 (before adoption of ASU 2023-08)		$27,968,248	$23,909,373	447,470	$62,503
Cumulative effect upon adoption of ASU 2023-08			17,881,048

Balance immediately following adoption of ASU 2023-08		$27,968,248	$41,790,421	447,470	$62,503
Digital asset purchases	(a)	7,661,663	7,661,663	80,715	94,922
Unrealized loss on digital assets			(5,906,005)

Balance at March 31, 2025		$35,629,911	$43,546,079	528,185	$67,458

(a)

In the first quarter of 2025, the Company purchased bitcoin using $4.37 billion of the net proceeds from the at-the-market offering program for its class A common stock, $1.99 billion of the net proceeds from the issuance of the 2030B Convertible Notes, $593.7 million of the net proceeds from its issuances of Perpetual Strike Preferred Stock in the initial public offering of Perpetual Strike Preferred Stock and the at-the-market offering program for Perpetual Strike Preferred Stock, and $710.0 million of the net proceeds from the initial public offering of Perpetual Strife Preferred Stock.

The following table shows the approximate number of bitcoins held by the Company at the end of March 31, 2025, as well as market value calculations of its bitcoin holdings based on the lowest, highest, and ending market prices of one bitcoin on the Coinbase exchange (the Company’s principal market for bitcoin) during the quarter, as further defined below:

	Approximate Number of Bitcoins Held at End of Quarter	Lowest Market Price Per Bitcoin During Quarter (a)	Market Value of Bitcoin Held at End of Quarter Using Lowest Market Price (in thousands) (b)	Highest Market Price Per Bitcoin During Quarter (c)	Market Value of Bitcoin Held at End of Quarter Using Highest Market Price (in thousands) (d)	Market Price Per Bitcoin at End of Quarter (e)	Market Value of Bitcoin Held at End of Quarter Using Ending Market Price (in thousands) (f)
March 31, 2025	528,185	$76,555	$40,435,222	$109,358.01	$57,761,287	$82,444.71	$43,546,079

(a)

The “Lowest Market Price Per Bitcoin During Quarter” represents the lowest market price for one bitcoin reported on the Coinbase exchange during the quarter, without regard to when the Company purchased any of its bitcoin.

(b)

The “Market Value of Bitcoin Held at End of Quarter Using Lowest Market Price” represents a mathematical calculation consisting of the lowest market price for one bitcoin reported on the Coinbase exchange during the quarter multiplied by the number of bitcoins the Company held at the end of the period.

(c)

The “Highest Market Price Per Bitcoin During Quarter” represents the highest market price for one bitcoin reported on the Coinbase exchange during the quarter, without regard to when the Company purchased any of its bitcoin.

(d)

The “Market Value of Bitcoin Held at End of Quarter Using Highest Market Price” represents a mathematical calculation consisting of the highest market price for one bitcoin reported on the Coinbase exchange during the quarter multiplied by the number of bitcoins the Company held at the end of the period.

(e)	The “Market Price Per Bitcoin at End of Quarter” represents the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the quarter.
(f)

The “Market Value of Bitcoin Held at End of Quarter Using Ending Market Price” represents a mathematical calculation consisting of the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the quarter multiplied by the number of bitcoins the Company held at the end of the period.

Bitcoin and bitcoin markets may be subject to manipulation and the spot price of bitcoin may be subject to fraud and manipulation. Accordingly, the Market Value amounts reported above may not accurately represent fair market value, and the actual fair market value of the Company’s bitcoin may be different from such amounts and such deviation may be material. Moreover, (i) the bitcoin market historically has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks that are, or may be, inherent in its entirely electronic, virtual form and decentralized network and (ii) the Company may not be able to sell its bitcoins at the Market Value amounts indicated above, at the market price as reported on the Coinbase exchange (the Company’s principal market for bitcoin) on the date of sale, or at all.

Risk Factor Updates

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impact us, our business, our bitcoin holdings, or our securities.

If any of the following risks occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the market price of our class A common stock, Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, which we refer to as our “listed securities,” could decline, and you may lose all or part of your investment.

Risks Related to Our Business in General

Our quarterly operating results, revenues, and expenses may fluctuate significantly, which could have an adverse effect on the market price of our listed securities

For many reasons, including those described below, our operating results, revenues, and expenses have varied in the past and may vary significantly in the future from quarter to quarter. These fluctuations could have an adverse effect on the market price of our listed securities.

Fluctuations in Quarterly Operating Results. Our quarterly operating results may fluctuate, in part, as a result of:

•

fluctuations in the price of bitcoin, of which we have significant holdings and with respect to which we expect to continue to make significant future purchases, and potential fair value changes associated therewith;

•	any sales by us of our bitcoin at prices above or below their carrying value, which would result in our recording gains or losses upon sale of our bitcoin;

•

the incurrence of tax liabilities on future unrealized gains on our bitcoin or as result of the cumulative-effect net increase of $12.745 billion to the opening balance of our retained earnings as of January 1, 2025 in connection with the adoption of ASU 2023-08;

•	regulatory, commercial, and technical developments related to bitcoin or the Bitcoin blockchain, or digital assets more generally;

•	the incurrence of additional fixed interest charges or dividend obligations on preferred stock;

•	the impact of war, terrorism, infectious diseases, natural disasters and other global events, and government responses to such events, on the global economy, and the market for and price of bitcoin;

•

significant changes to our software business, including significant changes in our software sales or operating expenses, or the timing of announcements of new offerings or research and development projects by us or our competitors;

•

our profitability and expectations for future profitability and their effect on our deferred tax balances and net income for the period in which any adjustment to our net deferred tax asset valuation allowance may be made; and

•	increases or decreases in our unrecognized tax benefits.

Limited Ability to Adjust Expenses. We base our operating expense budgets on expected revenue trends and strategic objectives. Many of our expenses, such as interest expense on our debt, dividend obligations on our preferred stock, tax liabilities, office leases and certain personnel costs, are relatively fixed. We may be unable to adjust spending quickly enough to offset any unexpected shortfall in our cash flow. Accordingly, we may be required to take actions to pay expenses, such as selling bitcoin or using proceeds from equity or debt financings, some of which could cause significant variation in operating results in any quarter.

Based on the above factors, we believe quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the market price of our listed securities may fall.

We may not be able to regain profitability in future periods

We have generated net losses in recent periods, primarily due to digital asset impairment losses. As of January 1, 2025, we have adopted ASU 2023-08, pursuant to which we are required to recognize increases or decreases in fair value of our digital assets as incurred in our Consolidated Statements of Operations. Our unrealized loss on digital assets for the quarter ended March 31, 2025 was $5.91 billion, which we expect will result in a net loss for the quarter ended March 31, 2025. We may not be able to regain profitability in future periods, particularly if we incur significant unrealized losses related to our digital assets. As a result, our results of operations and financial condition may be materially adversely affected.

Additionally, as of March 31, 2025, we had deferred tax liabilities with respect to the unrealized gain on our bitcoin holdings of approximately $2.28 billion. Our deferred tax liabilities are partially offset by deferred tax assets, such as net operating losses and capitalized research and development costs. If the market value of bitcoin declines in future periods, our deferred tax liability with respect to the unrealized gain on our bitcoin holdings will decrease, and we may be required to establish additional valuation allowances against our deferred tax assets with respect to our net operating losses and capitalized research and development costs. Such increases in valuation allowances could materially and adversely affect net income in periods in which such charges are incurred.

A significant decrease in the market value of our bitcoin holdings could adversely affect our ability to satisfy our financial obligations

As of March 31, 2025, our outstanding indebtedness was $8.22 billion, and our annual contractual interest expense was $35.1 million. Additionally, as of March 31, 2025, we had outstanding $1.615 billion aggregate notional value of our Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, with respect to which we are required to pay aggregate annual dividends of $146.2 million. Our enterprise analytics software business has not generated positive cash flow from operations in recent periods, and may not generate sufficient cash flow from operations to satisfy these financial obligations in future periods.

As part of our bitcoin strategy, we expect to incur or continue to incur additional indebtedness and fixed charges, and we expect to issue additional preferred stock. If our enterprise analytics software business does not generate cash flow sufficient to satisfy our financial obligations, including our debt and cash dividend obligations on our preferred stock, we intend to fund our obligations using cash proceeds from equity or debt financings. Our ability to obtain equity or debt financing may in turn depend on, among other factors, the value of our bitcoin holdings, investor sentiment and the general public perception of bitcoin, our strategy and our value proposition. Accordingly, a significant decline in the market value of our bitcoin holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact our ability to secure sufficient equity or debt financing to satisfy our financial obligations, including our debt and cash dividend obligations. These risks could materialize at times when bitcoin is trading below its carrying value on our most recent balance sheet or our cost basis.

As bitcoin constitutes the vast bulk of assets on our balance sheet, if we are unable to secure equity or debt financing in a timely manner, on favorable terms, or at all, we may be required to sell bitcoin to satisfy our financial obligations, and we may be required to make such sales at prices below our cost basis or that are otherwise unfavorable. Any such sale of bitcoin may have a material adverse effect on our operating results and financial condition, and could impair our ability to secure additional equity or debt financing in the future. Our inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our bitcoin in amounts and at prices sufficient to satisfy our financial obligations, including our debt service and cash dividend obligations, could cause us to default under such obligations. Any default on our current or future indebtedness or preferred stock may have a material adverse effect on our financial condition. See “Risks Related to Our Outstanding and Potential Future Indebtedness” and “Risks Related to Our Preferred Stock” for additional details about the risks which may impact us if we are unable to satisfy our debt service and cash dividend obligations.

Unrealized fair value gains on our bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT.

On January 1, 2025, we adopted ASU 2023-08. ASU 2023-08 requires us to measure our bitcoin holdings at fair value in our statement of financial position, with gains and losses from changes in the fair value of our bitcoin recognized in net income each reporting period. As a result of our adoption of ASU 2023-08, as of January 1, 2025, we applied a cumulative-

effect net increase to the opening balance of our retained earnings of $12.745 billion. For purposes of calculating the adjusted financial statement income, we will be required to ratably allocate from 2025 through 2028 this increase to our retained earnings. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include this ratable amount in addition to any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and our adoption of ASU 2023-08 on January 1, 2025, unless the IRA is amended or the proposed regulations with respect to CAMT, when finalized, are revised to provide relief (or other interim relief is granted), we could become subject to the CAMT in the 2026 tax year and beyond. If we become subject to the CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

We may have exposure to greater than anticipated tax liabilities

We are subject to income taxes and non-income taxes in a variety of domestic and foreign jurisdictions. Our future income tax liability could be materially adversely affected by earnings that are lower than anticipated in jurisdictions where we have lower statutory rates, earnings that are higher than anticipated in jurisdictions where we have higher statutory rates, changes in the valuation of our deferred tax assets and liabilities, changes in the amount of our unrecognized tax benefits, or changes in tax laws, regulations, accounting principles, or interpretations thereof. In addition, if we sold any of our bitcoin at prices greater than the cost basis of the bitcoin sold, we would incur a tax liability with respect to any gain recognized, and such tax liability could be material. Changes in the tax laws of foreign jurisdictions could arise, including as a result of the project undertaken by the Organisation for Economic Co-operation and Development (“OECD”) to combat base erosion and profit shifting (“BEPS”). The OECD, which represents a coalition of member countries, has issued recommendations that, in some cases, make substantial changes to numerous long-standing tax positions and principles. These changes, many of which have been adopted or are under active consideration by OECD members and/or other countries, could increase tax uncertainty and may adversely affect our provision for income taxes.

After enactment of the U.S. Tax Cuts and Jobs Act, most of our income is taxable in the U.S. with a significant portion taxable under the Global Intangible Low-Taxed Income (“GILTI”) regime. Beginning in fiscal year 2027, the deduction allowable under the GILTI regime will decrease from 50% to 37.5%, which will increase the effective tax rate imposed on our income. The U.S. also enacted the IRA in August 2022. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT. Unless an exemption applies, the IRA imposes (i) a 1% excise tax on certain stock repurchases made by publicly traded U.S. corporations, and (ii) a 15% corporate alternative minimum tax on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. As discussed in greater detail under the risk factor heading “Risks Related to Our Business in General-Unrealized fair value gains on our bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022,” as a result of the enactment of the IRA and our adoption of ASU 2023-08 on January 1, 2025, unless the IRA is amended or the proposed regulations with respect to CAMT are, when finalized, revised to provide relief (or other interim relief is granted), we could become subject to the CAMT in the 2026 tax year and beyond. If we become subject to these new taxes under the IRA for these or any other reasons, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition. Further, other existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied in a manner that negatively impacts us.

Our determination of our tax liability is subject to review by applicable domestic and foreign tax authorities. Any adverse outcome of such reviews could have an adverse effect on our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and there are many transactions and calculations, including in respect of transactions involving bitcoin, where the ultimate tax determination is uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is uncertain.

We also have contingent tax liabilities that, in management’s judgment, are not probable of assertion. If such unasserted contingent liabilities were to be asserted, or become probable of assertion, we may be required to record significant expenses and liabilities in the period in which these liabilities are asserted or become probable of assertion.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may materially affect our financial results in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Risks Related to Our Bitcoin Strategy and Holdings

Our bitcoin strategy exposes us to various risks, including risks associated with bitcoin

Our bitcoin strategy exposes us to various risks, including the following:

Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $50,000 per bitcoin and above $105,000 per bitcoin on the Coinbase exchange (our principal market for bitcoin) in the 12 months ended March 31, 2025. The trading price of bitcoin significantly decreased during prior periods, and such declines may occur again in the future.

Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin holdings significantly impact our financial results and the market price of our listed securities. Our bitcoin holdings have significantly affected our financial results and if we continue to increase our overall holdings of bitcoin in the future, they will have an even greater impact on our financial results and the market price of our listed securities. See “Risks Related to Our Bitcoin Strategy and Holdings - Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.”

Our assets are concentrated in bitcoin. The vast majority of our assets are concentrated in our bitcoin holdings. The concentration of our assets in bitcoin limits our ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.

We purchase bitcoin using primarily proceeds from equity and debt financings. Our ability to achieve the objectives of our bitcoin strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our bitcoin strategy.

Our bitcoin strategy has not been tested over an extended period of time or under different market conditions. We are continually examining the risks and rewards of our strategy to acquire and hold bitcoin. This strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. If bitcoin prices were to decline or our bitcoin strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our listed securities would be materially adversely impacted.

We are subject to counterparty risks, including in particular risks relating to our custodians. Although we have implemented various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin, or delaying or hindering our access to our bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such bitcoin, which could have a material adverse effect on our financial condition as well as the market price of our listed securities.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry in recent years have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. We have adopted ASU 2023-08 as of January 1, 2025, which requires us to measure our bitcoin holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period beginning January 1, 2025. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our bitcoin holdings. The standard is now effective, and we have applied a cumulative-effect net increase to the opening balance of retained earnings as of January 1, 2025 of $12.745 billion. Due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results, increase the volatility of our financial results, and affect the carrying value of our bitcoin on our balance sheet. As described in greater detail under the risk factor heading “Risks Related to Our Business in General-Unrealized fair value gains on our bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022,” ASU 2023-08 could also have adverse tax consequences. These impacts could in turn have a material adverse effect on our financial results and the market price of our listed securities. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of January 1, 2025 and not permitting retrospective restatement of our historical financial statements, our results for the quarter ended March 31, 2025, and for future periods, will not be comparable to results from periods prior to our adoption of the guidance.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin have in the past influenced and are likely to continue to influence our financial results and the market price of our listed securities

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin have in the past influenced and are likely to continue to influence our financial results and the market price of our listed securities. Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of bitcoin decreased substantially (as it has in the past, including during 2022), including as a result of:

•	decreased user and investor confidence in bitcoin, including due to the various factors described herein;

•

investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of bitcoin by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection, such as the (a) transfers of bitcoin to creditors of the hacked cryptocurrency exchange Mt. Gox which began in July 2024, (b) transfers of bitcoin to claimants following proceedings related to a 2016 hack of Bitfinex-which claims are currently being adjudicated, (c) sales of bitcoin by the German government following the seizure of about 50,000 bitcoin in January 2024 from the operator of Movie2k.to, or (d) potential sales of 69,370 bitcoin seized from the Silk Road marketplace by the U.S. Department of Justice; and (iii) actual or perceived manipulation of the spot or derivative markets for bitcoin or spot bitcoin exchange-traded products (“ETPs”);

•

negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, bitcoin or the broader digital assets industry, for example, (i) public perception that bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the bitcoin ecosystem, including the SEC’s enforcement action against Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the bitcoin mining process;

•	changes in consumer preferences and the perceived value or prospects of bitcoin;

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competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

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a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of bitcoin or adversely affect investor confidence in digital assets generally;

•	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of substantial amounts of bitcoin from bitcoin wallets attributed to Mr. Nakamoto;

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developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect bitcoin;

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disruptions, failures, unavailability, or interruptions in services of trading venues for bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance discontinuing all fiat deposits and withdrawals in the U.S.;

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the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

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regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

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further reductions in mining rewards of bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate bitcoin transactions, or increases in the costs associated with bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of bitcoin mining, which could further increase the costs associated with bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

•	transaction congestion and fees associated with processing transactions on the Bitcoin network;

•	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

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developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and

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changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflicts, including those between Russia and Ukraine and in the Middle East.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, within the past several years:

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President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries;

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in January 2025, the SEC announced the formation of a “Crypto Task Force,” which will seek to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

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In June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency;

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in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency;

•	the European Union adopted Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like bitcoin;

•	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023 (“FSMA 2023”), which regulates market activities in “cryptoassets;”

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in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and

•	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was subject to a 60-day stay as of March 2025, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of bitcoin and our ability to own or transfer bitcoin.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of bitcoin, as well as our ability to hold or transact in bitcoin, and in turn adversely affect the market price of our listed securities.

Moreover, the risks of engaging in a bitcoin strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings

Our historical financial statements do not fully reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of bitcoin.

The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. In December 2023, the FASB issued ASU 2023-08, which we adopted as of January 1, 2025.

We determine the fair value of our bitcoin based on quoted (unadjusted) prices on the Coinbase exchange (our principal market for bitcoin). Prior to our adoption of ASU 2023-08 on January 1, 2025, we performed an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicated that it was more likely than not that any of our bitcoin assets were impaired. In determining if an impairment had occurred, we considered the lowest price of one bitcoin quoted on the active exchange at any time since acquiring the specific bitcoin held. If the carrying value of a bitcoin exceeded that lowest price at any time during the quarter, an impairment loss was deemed to have occurred with respect to that bitcoin in the amount equal to the difference between its carrying value and such lowest price, and subsequent increases in the price of bitcoin did not affect the carrying value of our bitcoin. Gains (if any) were not recorded until realized upon sale, at which point they would be presented net of any impairment losses. In determining the gain to be recognized upon sale, we calculated the difference between the sale price and carrying value of the specific bitcoin sold immediately prior to sale. Due in part to the volatility of bitcoin, we incurred $4.059 billion of cumulative impairment on our bitcoin holdings through December 31, 2024, which losses were reflected in the financial statements for the respective periods in which the losses were incurred.

ASU 2023-08 requires us to measure our bitcoin holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our bitcoin holdings. We have applied a cumulative-effect adjustment to the opening balance of retained earnings as of January 1, 2025 of $12.745 billion. ASU 2023-08 does not permit retrospective restatement of prior periods. For the quarter ended March 31, 2025, we incurred an unrealized loss on digital assets of $5.91 billion. Due to the application of a different accounting standard for the quarter ended March 31, 2025 relative to the corresponding prior period, and due to ASU 2023-08 not permitting retrospective restatement of prior periods, our results for March 31, 2025 will not be comparable to our results for the corresponding prior period, and our future results will similarly not be comparable to results from periods prior to our adoption of the guidance.

As a result of our adoption of ASU 2023-08, we may incur greater losses during periods when we previously would have incurred smaller losses or no losses because we had already impaired the carrying value of our bitcoin to a low price observed during a prior period, and we may also incur gains during periods when the market value of bitcoin rises, as compared to periods prior to January 1, 2025, when we would not have incurred any gains under similar circumstances. Accordingly, due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to increase the volatility of our financial results. Because we intend to purchase additional bitcoin in future periods and increase our overall holdings of bitcoin, we expect that the proportion of our total assets represented by our bitcoin holdings will increase in the future, and we expect ASU 2023-08 to significantly affect the carrying value of our bitcoin on our balance sheet. As a result, and in particular due to our adoption of ASU 2023-08, volatility in our earnings may be significantly more than what we experienced in prior periods.

The availability of spot ETPs for bitcoin and other digital assets may adversely affect the market price of our listed securities

Although bitcoin and other digital assets have experienced a surge of investor attention since bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to bitcoin through traditional investment channels, and instead generally were only able to hold bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to bitcoin through investment vehicles that hold bitcoin and issue shares representing fractional undivided interests in their underlying bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to bitcoin.

On January 10, 2024, the SEC approved the listing and trading of spot bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. On January 11, 2024, and in the subsequent days following the SEC’s approval of the listing and trading of spot bitcoin ETPs, the trading price of our shares of class A common stock declined significantly relative to the value of our bitcoin. To the extent investors view our class A common stock as providing exposure to bitcoin, it is possible that the value of our class A common stock may also have included a premium over the value of our bitcoin due to the prior scarcity of traditional investment vehicles providing investment exposure to bitcoin, and that the value declined due to investors now having a greater range of options to gain exposure to bitcoin and investors choosing to gain such exposure through ETPs rather than our class A common stock. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in ether, the main crypto asset supporting the Ethereum blockchain. The approved spot ETPs commenced trading directly to the public on July 23, 2024. The listing and trading of spot ETPs for ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of bitcoin as well as a decline in the value of our class A common stock relative to the value of our bitcoin, as well as our Perpetual Strike Preferred Stock.

Although we are an operating company, and we believe we offer a different value proposition than a bitcoin investment vehicle such as a spot bitcoin ETP, investors may nevertheless view our class A common stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot bitcoin ETP instead of our class A common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to bitcoin that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot bitcoin ETPs, we (i) do not seek for our shares of class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our bitcoin holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our securities. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to bitcoin, such as bitcoin futures exchange-traded funds (“ETFs”), leveraged bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in our class A common stock relative to the value of our bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for bitcoin and other digital assets could have a material adverse effect on the market price of our listed securities.

Our bitcoin strategy subjects us to enhanced regulatory oversight

As noted above, several spot bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our bitcoin holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in bitcoin by us may be restricted or prohibited.

Although our bitcoin holdings do not currently serve as collateral securing any of our outstanding indebtedness as of March 31, 2025, we may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our bitcoin holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings. These types of bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other bitcoin-related transactions we may enter into, beyond simply acquiring and holding bitcoin, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. While the financial and regulatory fallout from FTX’s collapse did not directly impact our business, financial condition or corporate assets, the FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in bitcoin.

In addition, private actors that are wary of bitcoin or the regulatory concerns associated with bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our listed securities. For example, an affiliate of HSBC Holdings has prohibited customers of its HSBC InvestDirect retail investment platform from buying shares of our class A common stock after determining that the value of our stock is related to the performance of bitcoin, indicating that it did not want to facilitate exposure to virtual currencies.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023 complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived wash trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin.

Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase, Inc. was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance Holdings Ltd. was subject to a 60-day stay as of March 2025, the SEC or other regulatory agencies may initiate similar actions in the future. As the price of our listed securities is affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our listed securities.

The concentration of our bitcoin holdings enhances the risks inherent in our bitcoin strategy

As of March 31, 2025, we held approximately 528,185 bitcoins that were acquired at an aggregate purchase price of $35.63 billion and we intend to purchase additional bitcoin and increase our overall holdings of bitcoin in the future. The concentration of our bitcoin holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our bitcoin strategy. Any future significant declines in the price of bitcoin would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our business

As a result of our bitcoin strategy, our assets are concentrated in our bitcoin holdings. Accordingly, the emergence or growth of digital assets other than bitcoin may have a material adverse effect on our financial condition. As of March 31, 2025, bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to bitcoin.

Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of March 31, 2025, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents

Historically, the bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022, although the Coinbase exchange (our principal market for bitcoin) has, to date, not done so. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Further, bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions, including capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected

Substantially all of the bitcoin we own is held in custody accounts at institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange (our principal market for bitcoin), although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. In the past, hackers have successfully employed a social engineering attack against one of our service providers and misappropriated our digital assets, although, to date, such events have not been material to our financial condition or operating results. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements since the onset of the COVID-19 pandemic. The risk of cyberattacks could also be increased by cyberwarfare in connection with geopolitical conflicts, such as the ongoing Russia-Ukraine conflict, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.

We face risks relating to the custody of our bitcoin, including the loss or destruction of private keys required to access our bitcoin and cyberattacks or other data loss relating to our bitcoin

We hold our bitcoin with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts do not restrict our ability to reallocate our bitcoin among our custodians, and our bitcoin holdings may be concentrated with a single custodian from time to time. In light of the significant amount of bitcoin we hold, we continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

As of March 31, 2025, the insurance that covers losses of our bitcoin holdings covers only a small fraction of the value of the entirety of our bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our bitcoin. Moreover, our use of custodians exposes us to the risk that the bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of bitcoin and the market price of our listed securities

Our assets are concentrated in our bitcoin holdings. While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act of 1940, which would subject us to significant additional regulatory controls that could have a material adverse effect on our ability to execute on our bitcoin strategy, and our business and operations, and may also require us to substantially change the manner in which we conduct our business.

In addition, if bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our listed securities.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our bitcoin strategy, our use of leverage, the manner in which our bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our Board of Directors, no shareholder or regulatory approval would be necessary.

Consequently, our Board of Directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding bitcoin.

Our bitcoin strategy exposes us to risk of non-performance by counterparties

Our bitcoin strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of bitcoin, a loss of the opportunity to generate funds, or other losses.

Our primary counterparty risk with respect to our bitcoin is custodian performance obligations under the various custody arrangements we have entered into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc., Binance Holdings Ltd., and Kraken, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While all of our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Risks Related to Our Enterprise Analytics Software Business Strategy

We derive revenue from a single software platform and related services as well as revenue from our installed customer base

We derive revenue from sales of our analytics software platform and related services. We also depend on our installed customer base for a substantial portion of our software revenue. As a result, if our software business experiences a significant decline in demand for, or in the adoption or prices of, our platform and related services as a result of, among other factors, a significant decline in our installed customer base, any change in our pricing or packaging model, increased competition, maturation in the markets for our platform, or other risks described herein, we may not be able to generate revenue from other sources in excess of the expenses relating to our analytics software platform and related services.

As our customers increasingly shift from a product license model to a cloud subscription model, we could face higher future rates of attrition, and such a shift could continue to affect the timing of revenue recognition or reduce product licenses and product support revenues

We offer our analytics platform in the form of a product license or a cloud subscription. Given that it is relatively easy for customers to migrate on and off our cloud subscription platform, as we continue to shift our customers toward our cloud platform, we could face higher future rates of attrition among our customers. In addition, the payment streams and revenue recognition timing for our product licenses are different from those for our cloud subscriptions. For product licenses, customers typically pay us a lump sum soon after entering into a license agreement, and we typically recognize product licenses revenue when control of the license is transferred to the customer. For cloud subscriptions, customers typically make periodic payments over the subscription period and we recognize subscription services revenues ratably over the subscription period. As a result, as our customers increasingly shift to, or new customers purchase, cloud subscriptions instead of product licenses, the resulting change in payment terms and revenue recognition may result in our recognizing less revenue in the reporting period in which the sale transactions are consummated than has been the case in prior periods, with more revenue being recognized in future periods.

Our recognition of deferred revenue and advance payments is subject to future performance obligations and may not be representative of revenues for succeeding periods

The timing and ultimate recognition of our deferred revenue and advance payments depend on various factors, including our performance of various service obligations.

Because of the possibility of customer changes or delays in customer development or implementation schedules or budgets, and the need for us to satisfactorily perform product support and other services, deferred revenue and advance payments at any particular date may not be representative of actual revenue for any succeeding period.

In addition, we also have other remaining performance obligations, consisting of the portions of multi-year contracts that will be invoiced in the future that are not reflected on our balance sheet. As with deferred revenue and advance payments, these other remaining performance obligations at any particular date may not be representative of actual revenue for any succeeding period.

Integration of artificial intelligence into our enterprise analytics product offerings and our use of artificial intelligence in our operations could result in reputational or competitive harm, legal liability, and other adverse effects on our business

We have integrated, and plan to further integrate, AI capabilities into certain components of our enterprise analytics product offerings and we expect to use AI in our operations. Such integration and use of AI may become more important in our product offerings and operations over time. These AI-related initiatives, whether successful or not, could cause us to incur substantial costs and could result in delays in our software release cadence. Our competitors or other third parties may incorporate AI into their products or operations more quickly or more successfully than we do, which could impair our ability to compete effectively. Additionally, AI algorithms may be flawed and datasets underlying AI algorithms may be insufficient or contain biased information. If the AI tools integrated into our products or that we use in our operations produce analyses or recommendations that are or are alleged to be deficient, inaccurate, or biased, our reputation, business, financial condition, and results of operations may be adversely affected.

Other companies have experienced cybersecurity incidents that implicate confidential and proprietary company data and/or the personal data of end users of AI applications integrated into their software offerings or used in their operations. If we were to experience a cybersecurity incident, whether related to the integration of AI capabilities into our product offerings or our use of AI applications in our operations, our business and results of operations could be adversely affected. AI also presents various emerging legal, regulatory and ethical issues, and the incorporation of AI into our product offerings and our use of AI applications in our operations could require us to expend significant resources in developing, testing and maintaining our product offerings and may cause us to experience brand, reputational, or competitive harm, or incur legal liability. Additionally, in March 2024, the European Commission passed the Artificial Intelligence Act. Other jurisdictions, including certain U.S. states, have adopted or may decide to adopt similar or more restrictive legislation that may render the use of such technologies challenging. These restrictions may make it harder for us to conduct our business using AI, lead to regulatory fines or penalties, require us to change our product offerings or business practices, or prevent or limit our use of AI.

Risks Related to Our Technology and Intellectual Property

Third parties may claim we infringe their intellectual property rights

We periodically receive notices from third parties claiming we are infringing their intellectual property rights. The frequency of such claims may increase as we expand our offerings and branding, the number of offerings and level of competition in our industry grow, the functionality of offerings overlaps, and the volume of issued patents, patent applications, and copyright and trademark registrations continues to increase. Responding to any infringement claim, regardless of its validity, could:

•	be time-consuming, costly, and/or result in litigation;

•	divert management’s time and attention from developing our business;

•	require us to pay monetary damages or enter into royalty or licensing agreements that we would normally find unacceptable;

•	require us to stop selling certain of our offerings;

•	require us to redesign certain of our offerings using alternative non-infringing technology or practices, which could require significant effort and expense;

•	require us to rename certain of our offerings or entities; or

•	require us to satisfy indemnification obligations to our customers or channel partners.

Additionally, while we monitor our use of third-party software, including open-source software, our processes for controlling such use in our offerings may not be effective. If we fail to comply with the terms or conditions associated with third-party software that we use, if we inadvertently embed certain types of third-party software into one or more of our offerings, or if third-party software that we license is found to infringe the intellectual property rights of others, we could become subject to infringement liability and be required to re-engineer our offerings, discontinue the sale of our offerings, or make available to certain third parties or generally available, in source code form, our proprietary code, any of which could materially adversely affect our business, operating results, and financial condition.

If a successful infringement claim is made against us and we fail to develop or license a substitute technology or brand name, as applicable, our business, results of operations, financial condition, or cash flows could be materially adversely affected.

Changes in third-party software or systems or the emergence of new industry standards could materially adversely affect the operation of and demand for our existing software

The functionalities of our software depend in part on the ability of our software to interface with our customers’ information technology (“IT”) infrastructure and cloud environments, including software applications, network infrastructure, and end user devices, which are supplied to our customers by various other vendors. When new or updated versions of these third-party software or systems are introduced, or new industry standards in related fields emerge, we may be required to develop updated versions of or enhancements to our software to help ensure that it continues to effectively interoperate with our customers’ IT infrastructure and cloud environments. If new or modified operating systems are introduced or new web standards and technologies or new standards in the field of database access technology emerge that are incompatible with our software, development efforts to maintain the interoperability of our software with our customers’ IT infrastructure and cloud environments could require substantial capital investment and employee resources. If we are unable to update our software in a timely manner, cost-effectively, or at all, the ability of our software to perform key functions could be impaired, which may impact our customers’ satisfaction with our software, potentially result in breach of warranty or other claims, and materially adversely affect demand for our software.

The nature of our software makes it particularly susceptible to undetected errors, bugs, or security vulnerabilities, which could cause problems with how the software performs and, in turn, reduce demand for our software, reduce our revenue, and lead to litigation claims against us

Despite extensive testing by us and our current and potential customers, we have in the past discovered software errors, bugs, or security vulnerabilities (including the log4j and SpringShell vulnerabilities which surfaced in December 2021 and March 2022, respectively, and affected companies worldwide) in our offerings after commercial shipments began and they may be found in future offerings or releases. This could result in lost revenue, damage to our reputation, or delays in market acceptance, which could have a material adverse effect on our business, operating results, and financial condition. We may also need to expend resources and capital to correct these defects if they occur.

Our customer agreements typically contain provisions designed to limit our exposure to product liability, warranty, and other claims. It is possible these provisions are unenforceable in certain domestic or international jurisdictions, and we may be exposed to such claims. A successful claim against us could have a material adverse effect on our business, operating results, and financial condition.

Our intellectual property is valuable, and any inability to protect it could reduce the value of our offerings and brand

Unauthorized third parties may try to copy or reverse engineer portions of our software or otherwise obtain and use our intellectual property. Copyrights, patents, trademarks, trade secrets, confidentiality procedures, and contractual commitments can only provide limited protection. Any intellectual property owned by us may be invalidated, circumvented, or challenged. Any of our pending or future intellectual property applications, whether or not currently being challenged, may not be issued with the scope we seek, if at all. Moreover, amendments to and developing jurisprudence regarding U.S. and international law may affect our ability to protect our intellectual property and defend against claims of infringement. In addition, although we generally enter into confidentiality agreements with our employees and contractors, the confidential nature of our intellectual property may not be maintained. Furthermore, the laws of some countries do not provide the same level of protection of our intellectual property as do the laws of the United States. If we cannot protect our intellectual property against unauthorized copying or use, we may not remain competitive.

We may be obligated to disclose our proprietary source code to our customers, which may limit our ability to protect our intellectual property and could reduce the renewals of our support services

Certain of our customer agreements contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for our applicable services and products in escrow with a third party. Under these escrow agreements, the source code to the applicable product may be released to the customer, typically for its use to maintain, modify, and enhance the product, upon the occurrence of specified events, such as our filing for bankruptcy, discontinuance of our support services, and/or ceasing our business operations generally.

Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for that source code or the services and products containing that source code. It also could permit a customer to which a product’s source code is disclosed to support and maintain that software product without being required to purchase our support services.

We may be unable to develop and release new software product offerings or enhancements to our existing offerings in a timely and cost-effective manner

Analytics applications, and applications that leverage the Bitcoin blockchain, can be complex, and research and development for these types of applications can be costly and time consuming. In the case of new or contemplated offerings, we may not be able to identify business use cases for such offerings, and we have in the past and may in the future cease, delay or reallocate resources away from further development of or marketing efforts for such offerings. We cannot be sure that we will succeed in developing, marketing, and delivering, on a timely and cost-effective basis, new or enhanced offerings that will achieve market acceptance.

Risks Related to Our Operations

Business disruptions, including interruptions, delays, or failures of our systems, third-party data center hosting facility, or other third-party services, as a result of geopolitical tensions, acts of terrorism, natural disasters, pandemics, and similar events, could materially adversely affect our operating results or result in a material weakness in our internal controls that could adversely affect the market price of our listed securities

A significant portion of our research and development activities or certain other critical business operations are concentrated in facilities in Northern Virginia, China, Argentina, and Poland. In addition, we serve our customers and manage certain critical internal processes using a third-party data center hosting facility located in the United States and other third-party services, including AWS, Azure, Google, and other cloud services. Any disruptions or failures of our systems or the third-party hosting facility or other services that we use, including as a result of a natural disaster, fire, cyberattack, act of terrorism, geopolitical conflict, pandemic, the effects of climate change, or other catastrophic event, as well as power outages, telecommunications infrastructure outages, a decision by one of our third-party service providers to close facilities that we use without adequate notice or to materially change the pricing or terms of their services, host country restrictions on the conduct of our business operations or the availability of our offerings, or other unanticipated problems with our systems or the third-party services that we use, such as a failure to meet service standards, could severely impact our ability to conduct our business operations or to attract new customers or maintain existing customers, or result in a material weakness in our internal control over financial reporting, any of which could materially adversely affect our future operating results.

We face a variety of risks in doing business with U.S. and foreign federal, state, and local governments and government agencies, including risks related to the procurement process, budget constraints and cycles, termination of contracts, and compliance with government contracting requirements

Our customers include the U.S. government, state and local governments and government agencies. There are a variety of risks in doing business with government entities, including:

Procurement. Contracting with public sector customers is highly competitive and can be time-consuming and expensive, requiring us to incur significant up-front time and expense without any assurance that we will win a contract. Further, even if we win a contract, it may be placed on hold, or reversed, due to a post-award protest.

Budgetary Constraints and Cycles. Public sector funding reductions or delays adversely impact demand and payment for our offerings.

Termination of Contracts. Public sector customers often have contractual or other legal rights to terminate contracts for convenience or due to a default. If a contract is terminated for the customer’s convenience, we may only be able to collect fees for software or services delivered prior to termination and settlement expenses. If a contract is terminated due to our default, we may not recover even those amounts, and we may be liable for excess costs incurred by the customer for procuring alternative software or services.

Compliance with Government Contracting Requirements. Government contractors are required to comply with a variety of complex laws, regulations, and contractual provisions relating to the formation, administration, or performance of government contracts that give public sector customers substantial rights and remedies, many of which are not typical for commercial contracts. These may include rights regarding price protection, the accuracy of information provided to the government, contractor compliance with socio-economic policies, and other terms unique to government contracts. Governments and government agencies routinely investigate and audit contractors for compliance with these requirements. If, as a result of an audit or review, it is determined that we have failed to comply with these requirements, we may be subject to civil and criminal penalties or administrative sanctions, including contract termination, forfeiture of profits, fines, treble damages, and suspensions or debarment from future government business and we may suffer harm to our reputation.

Our customers also include foreign governments and government agencies. Similar procurement, budgetary, contract, and audit risks also apply to these entities. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources. In certain jurisdictions, our ability to win business may be constrained by political and other factors unrelated to our competitive position in the market.

If we are unable to recruit or retain skilled personnel, or if we lose the services of Michael J. Saylor, our business, operating results, and financial condition could be materially adversely affected

Our future success depends on our continuing ability to attract, train, assimilate, and retain highly skilled personnel. There has historically been significant competition for qualified employees in the technology industry, and such competition may be further amplified by evolving restrictions on immigration, travel, or availability of visas for skilled technology workers. We may not be able to retain our current key employees or attract, train, assimilate, and retain other highly skilled personnel in the future, particularly at times when we undergo significant headcount reductions. Our future success also depends in large part on the continued service of Michael J. Saylor, our Chairman of the Board of Directors and Executive Chairman. If we were unable to attract, train, assimilate, and retain the highly skilled personnel we need, or we were to lose the services of Mr. Saylor, our business, operating results, and financial condition could be materially adversely affected. These risks may be exacerbated if a shareholder or a group of affiliated shareholders (other than or not including Mr. Saylor) were to exercise majority voting control of the Company.

Changes in laws or regulations relating to privacy or the collection, processing, disclosure, storage, localization, or transmission of personal data, or any actual or perceived failure by us or our third-party service providers to comply with such laws and regulations, contractual obligations, or applicable privacy policies, could materially adversely affect our business

Certain aspects of our business involve collecting, processing, disclosing, storing, and transmitting personal data, which are subject to certain privacy policies, contractual obligations, and U.S. and foreign laws, regulations, and directives relating to privacy and data protection. In addition, the types of data subject to protection as personal data in the European Union, China, the United States, and elsewhere have been expanding. In recent years, the collection and use of personal data by companies have come under increased regulatory and public scrutiny, especially in relation to the collection and processing of sensitive data, such as healthcare, biometric, genetic, financial services, and children’s data, precise location data, and data regarding a person’s race or ethnic origins, political opinions, or religious beliefs.

There are various enforcement agencies at both the state and federal level that review compliance with these requirements, including the United States Department of Health and Human Services for potential violations of the Health Insurance Portability and Accountability Act of 1996 and the Federal Trade Commission (“FTC”). If we are subject to a potential FTC enforcement action, we may be subject to a settlement order that requires us to adhere to very specific privacy and data security practices, which may impact our business. We may also be required to pay fines as part of a settlement (depending on the nature of the alleged violations). If we violate any consent order that we reach with the FTC, we may be subject to additional fines and compliance requirements. We face risks of similar enforcement from State Attorneys General and, potentially, other regulatory agencies.

Similar laws exist in other foreign jurisdictions, including the European Union, that may impact our business activities. In addition, various U.S. federal and state government agencies and foreign government bodies may enact new or additional laws or regulations, or issue rulings that invalidate prior laws or regulations, concerning privacy, data storage, data protection, and cross-border transfer of data that could materially adversely impact our business.

Any systems failure or security breach that results in the release of, or unauthorized access to, personal data, or any failure or perceived failure by us or our third-party service providers to comply with applicable privacy policies, contractual obligations, or any applicable laws or regulations relating to privacy or data protection, could result in proceedings against us by domestic or foreign government entities or others, including private plaintiffs in litigation. Such proceedings could result in the imposition of sanctions, fines, penalties, liabilities, government orders, and/or orders requiring that we change our data practices, any of which could have a material adverse effect on our business, operating results, reputation, and financial condition.

Furthermore, the U.S. Congress is considering comprehensive privacy legislation. At this time, it is unclear whether Congress will pass such a law and if so, when and what it will require and prohibit. Moreover, it is not clear whether any such legislation would give the FTC any new authority to impose civil penalties for violations of the Federal Trade Commission Act in the first instance, whether Congress will grant the FTC rulemaking authority over privacy and information security, or whether Congress will vest some or all privacy and data security regulatory authority and enforcement power in a new agency, akin to EU data protection authorities.

Complying with these and other changing requirements could cause us or our customers to incur substantial costs or pay substantial fines or penalties, require us to change our business practices, require us to take on more onerous obligations in our contracts, or limit our ability to provide certain offerings in certain jurisdictions, any of which could materially adversely affect our business and operating results. New laws or regulations restricting or limiting the collection or use of mobile data could also reduce demand for certain of our offerings or require changes to our business practices, which could materially adversely affect our business and operating results.

If we or our third-party service providers experience a disruption due to a cybersecurity attack or security breach and unauthorized parties obtain access to our customers’, prospects’, vendors’, or channel partners’ data, our data, our networks or other systems, or the cloud environments we manage, our offerings may be perceived as not being secure, our reputation may be harmed, demand for our offerings may be reduced, our operations may be disrupted, we may incur significant legal and financial liabilities, and our business could be materially adversely affected

As part of our business, we process, store, and transmit our customers’, prospects’, vendors’, and channel partners’ data as well as our own, including in our networks and other systems and the cloud environments we manage. Security breaches may occur due to technological error, computer viruses, or third-party action, including intentional misconduct by computer hackers or state actors, physical break-ins, industrial espionage, fraudulent inducement of employees, customers, or channel partners to disclose sensitive information such as usernames or passwords, and employee, customer, or channel partner error or malfeasance. A security breach could result in unauthorized access to or disclosure, modification, misuse, loss, or destruction of our customers’, prospects’, vendors’, or channel partners’ data, our data (including our proprietary information, intellectual property, or trade secrets), our networks or other systems, or the cloud environments we manage. Third parties may also conduct attacks designed to prevent access to critical data or systems through ransomware or temporarily deny customers access to our cloud environments.

We, and our service providers, have experienced and may in the future experience attempts by third parties to identify and exploit software and service vulnerabilities, penetrate or bypass our security measures, and gain unauthorized access to our or our customers’ or service providers’ cloud environments, networks, and other systems. Security measures that we or our third-party service providers have implemented may not be effective against all current or future security threats. Because there are many different security breach techniques and such techniques continue to evolve, we may be unable to anticipate, detect, or mitigate attempted security breaches and implement adequate preventative measures.

Any security breach, ransomware attack, or successful denial of service attack could result in a loss of customer confidence in the security of our offerings and damage to our brand, reduce the demand for our offerings, disrupt our normal business operations, require us to spend material resources to investigate or correct the breach, require us to notify affected customers or individuals and/or applicable regulators and others, provide identity theft protection services to individuals, expose us to legal liabilities, including litigation, regulatory enforcement actions, and indemnity obligations, and materially adversely affect our revenues and operating results. Our software operates in conjunction with and is dependent on third-party products and components across a broad ecosystem. If there is a security vulnerability in one of these products or components, and if there is a security exploit targeting it, we could face increased costs, liability claims, customer dissatisfaction, reduced revenue, or harm to our reputation or competitive position. Our insurance policies may not be adequate to compensate us for the potential losses arising from any cybersecurity breach or incident. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

These risks will increase as we continue to grow the number and scale of our cloud subscriptions and process, store, and transmit increasingly large amounts of our customers’, prospects’, vendors’, channel partners’, and our own data. In particular, as remote working conditions have led businesses to increasingly rely on virtual environments and communication systems, there has been an increase in cyberattacks and other malicious activities.

Our having entered into an indemnification agreement with Michael J. Saylor, our Chairman of the Board of Directors and Executive Chairman, that supplements our conventional director and officer liability insurance provided by third-party insurance carriers could negatively affect our business and the market price of our listed securities

We have entered into an indemnification agreement with Michael J. Saylor, our Chairman of the Board of Directors and Executive Chairman, pursuant to which Mr. Saylor has agreed to personally indemnify our directors and officers with respect to certain claims and expenses excluded from the insurance coverage provided by our commercial director and officer insurance carriers, for which we agreed to pay Mr. Saylor an applicable annual fee. Our having entered into this indemnification agreement with Mr. Saylor could have adverse effects on our business, including making it more difficult to attract and retain qualified directors and officers due to the unconventional nature of the arrangement and potential concerns that the indemnification arrangement might not provide the same level of protection that might otherwise be provided by coverage obtained entirely through conventional director and officer insurance. In addition, our indemnification arrangement with Mr. Saylor may result in some investors perceiving that our independent directors are not sufficiently independent from Mr. Saylor due to their entitlement to personal indemnification from him, which may have an adverse effect on the market price of our listed securities.

Risks Related to Our Listed Securities Generally

The market price of our class A common stock has been and may continue to be volatile

The market price of our class A common stock has historically been volatile and this volatility has been significant in recent periods. Since August 11, 2020, the date on which we announced our initial purchase of bitcoin, the closing price of our class A common stock has increased from $12.36 as of August 10, 2020, the last trading day before our announcement, to $293.61 as of April 4, 2025. The market price of our class A common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include, but are not limited to:

•	fluctuations in the price of bitcoin, of which we have significant holdings, and in which we expect we will continue to make significant purchases and announcements about our transactions in bitcoin;

•	changes to our bitcoin strategy;

•	announcement of additional capital raising transactions;

•	regulatory, commercial and technical developments related to bitcoin or the Bitcoin blockchain;

•	quarterly variations in our results of operations or those of our competitors;

•

announcements about our earnings that are not in line with analyst expectations, the likelihood of which may be enhanced because it is our policy not to give guidance relating to our anticipated financial performance in future periods;

•	announcements by us or our competitors of acquisitions, dispositions, new offerings, significant contracts, commercial relationships, or capital commitments;

•	our ability to develop, market, and deliver new and enhanced offerings on a timely basis;

•	commencement of, or our involvement in, litigation;

•	recommendations by securities analysts or changes in earnings estimates and our ability to meet those estimates;

•	investor perception of our Company, including as compared to investment vehicles that are designed to track the price of bitcoin, such as spot bitcoin ETPs;

•	announcements by our competitors of their earnings that are not in line with analyst expectations;

•	the volume of shares of our class A common stock and other securities available for public sale;

•	sales or purchases of stock by us or by our stockholders and issuances of awards under our equity incentive plan; and

•

general economic conditions and slow or negative growth of related markets, including as a result of war, terrorism, infectious diseases, natural disasters and other global events, and government responses to such events.

In addition, the stock market and the markets for both bitcoin-influenced and technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in those markets. In particular, recent trading prices of our class A common stock may reflect market dynamics that are not connected to traditional software and business intelligence industry fundamentals, or to valuation methods commonly associated with operating companies in these industries or with companies engaged predominantly in passive investments in bitcoin or other commodities, such as exchange-traded funds. Our equity market capitalization as of March 31, 2025 is well in excess of our stockholders’ equity calculated in accordance with U.S. GAAP, and in excess of valuations that might traditionally be expected based on our operating performance, cash flows and net assets. Investors may therefore be unable to assess the value our class A common stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. We cannot predict how these dynamics may evolve over time, or whether or how long they may last. These market and industry factors may significantly harm the market price of our listed securities, regardless of our actual operating performance.

Because of the rights of our two classes of common stock and because Michael J. Saylor, who beneficially owns the majority of our class B common stock, controls a significant portion of our total voting power, Mr. Saylor has significant influence over matters that require approval of our stockholders and as a result could impede a third party from acquiring us, or limit the ability of our other stockholders to influence corporate matters

We have two classes of common stock: class A common stock and class B common stock. Holders of our class A common stock generally have the same rights as holders of our class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. As of March 31, 2025, there were 19,640,250 shares of class B common stock outstanding, which accounted for approximately 44.3% of the total voting power of our outstanding common stock. As of March 31, 2025, Mr. Saylor, our Chairman of the Board of Directors and Executive Chairman, beneficially owned 19,616,680 shares of class B common stock, or 44.3% of the total voting power. Accordingly, Mr. Saylor has significant influence over matters that require approval of our stockholders, including mergers, going-private transactions, and other extraordinary transactions and their terms, elections of our directors, and amendments to our certificate of incorporation and by-laws.

Provisions of our charter, by-laws and Delaware law may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our stockholders.

Provisions of our charter, by-laws and Delaware law could make it more difficult for a third party to control or acquire us, even if doing so would be beneficial to our stockholders, including our board of directors having the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director and the ability of our board of directors to issue, without stockholder approval, shares of undesignated preferred stock.

Further, as a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Future sales, or the perception of future sales, of our class A common stock, convertible debt instruments, convertible or non-convertible preferred stock, or other convertible securities could depress the price of our listed securities.

We may issue and sell additional shares of class A common stock, convertible notes, convertible preferred stock, or other securities in subsequent offerings to raise capital or issue shares for other purposes, including in connection with the acquisition of additional bitcoin. For example, between January 1, 2024 and March 31, 2025, we have issued and sold:

•	$4.4 billion of shares of class A common stock through at-the-market equity offering programs;

•	$614.4 million of shares of Perpetual Strike Preferred Stock;

•	$722.5 million of shares of Perpetual Strife Preferred Stock;

•	$800.0 million aggregate principal amount of 2030A Convertible Notes;

•	$2.0 billion aggregate principal amount of 2030B Convertible Notes;

•	$603.8 million aggregate principal amount of 2031 Convertible Notes;

•	$800.0 million in aggregate principal amount of 2032 Convertible Notes;

•	$1.01 billion in aggregate principal amount of 2028 Convertible Notes; and

•	$3.00 billion in aggregate principal amount of 2029 Convertible Notes.

On October 30, 2024, we filed a prospectus for a new at-the-market equity offering program pursuant to which we may sell class A common stock having an aggregate offering price of up to $21 billion from time to time, through TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents, under a sales agreement dated October 30, 2024 (the “October 2024 Sales Agreement”). As of March 31, 2025, we may issue and sell additional class A common stock having an aggregate offering price of up to $2.37 billion from time to time under the October 2024 Sales Agreement.

Additionally, on March 10, 2025, we entered into a Sales Agreement with TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Compass Point Research & Trading, LLC, H.C. Wainwright & Co., LLC, Keefe, Bruyette & Woods, Inc., Mizuho Securities USA LLC, Santander US Capital Markets LLC and SG Americas Securities, LLC, as sales agents (the “STRK Sales Agreement”), pursuant to which we may issue and sell shares of our Perpetual Strike Preferred Stock, having an aggregate offering price of up to $21 billion. As of March 31, 2025, we may issue and sell additional shares of Perpetual Strike Preferred Stock having an aggregate offering price of up to $20.97 billion from time to time under the STRK Sales Agreement.

We cannot predict:

•	the size of future issuances of equity securities;

•	the size and terms of future issuances of convertible debt instruments or other convertible securities; or

•	the effect, if any, that future issuances and sales of our securities will have on the market price of our listed securities.

Transactions involving newly issued class A common stock, convertible debt instruments, Perpetual Strike Preferred Stock, other series of convertible preferred stock, or other convertible securities could result in possibly substantial dilution to holders of our class A common stock and our Perpetual Strike Preferred Stock.

Our amended and restated by-laws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, then any other state court located in the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for such disputes with us or our directors, officers or employees

Our amended and restated by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, then any other state court located in the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s certificate of incorporation or by-laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for exclusive jurisdiction of the federal courts. It could apply, however, to a suit that falls within one or more of the categories enumerated in the choice of forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated by-laws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Risks Related to Our Preferred Stock

Our Perpetual Strike Preferred Stock is senior to our class A common stock, but junior to our Perpetual Strife Preferred Stock, and our Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock are junior to our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock that we may issue in the future

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of our class A common stock, Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, only if all of our then outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights.

Our Perpetual Strife Preferred Stock is senior to our Perpetual Strike Preferred Stock with respect to payments upon liquidation, dissolution or winding up. If we issue any preferred stock senior to our Perpetual Strife Preferred Stock or Perpetual Strike Preferred Stock, which we refer to as “liquidation senior stock,” in the future, then the amounts due upon that liquidation senior stock must be paid in full before any payments can be made on the Perpetual Strife Preferred Stock, Perpetual Strike Preferred Stock or common stock. If any assets remain after any liquidation senior stock is paid in full, those assets will first be distributed pro rata to our holders of Perpetual Strife Preferred Stock and any series of preferred stock with liquidation parity with our Perpetual Strife Preferred Stock, then pro rata among holders of our Perpetual Strike Preferred Stock and any series of preferred stock with liquidation parity with our Perpetual Strike Preferred Stock, with any remaining assets distributed to holders of our common stock. There may be insufficient remaining assets available to pay the liquidation preference and unpaid accumulated dividends on our Perpetual Strife Preferred Stock, in which case holders of our Perpetual Strike Preferred Stock and common stock would not receive any value for their shares.

If we issue any dividend senior stock in the future, such dividend senior stock could contain provisions that prohibit us from paying accumulated dividends on our Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock, or from purchasing, redeeming or acquiring our Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock until and unless we first pay accumulated dividends in full on such dividend senior stock.

As of March 31, 2025, excluding intercompany indebtedness, we had approximately $8.22 billion in aggregate principal amount of consolidated indebtedness outstanding, all of which ranks senior to our preferred stock and our common stock.

In addition, our subsidiaries have no obligation to pay any amounts on the Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders, if any. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock.

We may not have sufficient funds to pay dividends in cash on our preferred stock, or we may choose not to pay dividends on our preferred stock and regulatory and contractual restrictions may prevent us from declaring or paying dividends

We expect to fund any dividends paid in cash on our preferred stock primarily through additional capital raising activities, including, but not limited to, at-the-market offerings of our class A common stock and, in the case of our Perpetual Strife Preferred Stock, offering of our Perpetual Strike Preferred Stock. However, our ability to declare and pay cash dividends on our preferred stock will depend on many factors, including the following:

•	our financial condition, including the amount of cash we have on hand;

•	the amount of cash, if any, generated by our operations and financing activities (including our ability to raise additional capital from the equity capital markets on favorable terms or at all);

•	our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations;

•	the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

•	the ability of our subsidiaries to distribute funds to us;

•	regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law;

•	our ability to sell equity securities under new at-the-market offering programs; and

•	contractual restrictions on our ability to pay dividends.

In addition, subject to a limited exception, our board of directors may choose not to pay accumulated dividends on our preferred stock for any reason. Accordingly, we may pay less than the full amount of accumulated dividends on our preferred stock. In addition, if we fail to declare and pay accumulated dividends on our preferred stock in full, then the value of our preferred stock will likely decline.

Provisions contained in the instruments governing our future indebtedness may restrict or prohibit us from paying cash dividends on our preferred stock. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance the indebtedness or obtain a waiver.

Under the Delaware General Corporation Law, we may declare dividends on our preferred stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on our preferred stock in cash.

If we are unable or, if permitted, decide not to pay accumulated dividends on our Perpetual Strike Preferred Stock in cash, then we may, but are not obligated, subject to a limited exception, to elect to pay dividends on our Perpetual Strike Preferred Stock in shares of our class A common stock. However, the payment of dividends in shares of our class A common stock will cause dilution to holders of our class A common stock and exposes holders of our Perpetual Strike Preferred Stock to dilution and the risk of fluctuations in the price of our class A common stock. Additionally, even if we choose to pay dividends on our Perpetual Strike Preferred Stock in shares of class A common stock, the number of shares of class A common stock that we are permitted to deliver may be limited.

If we fail to declare and pay full dividends on our preferred stock, then we will be prohibited from paying dividends on our class A common stock and any other junior securities, subject to limited exceptions. Although we do not currently pay dividends on our class A common stock, if we decide to do so in the future, a reduction or elimination of dividends on our class A common stock may cause the trading price of our class A common stock to decline, which, in turn, will likely depress the value of our preferred stock.

Our preferred stock has only limited voting rights

Our preferred stock confers no voting rights except with respect to certain dividend arrearages, certain amendments to the terms of our preferred stock, and certain other limited circumstances, and except as required by the Delaware General Corporation Law. For example, holders of preferred stock, as such, do not have the right to vote in the general election of our directors, although holders of our Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, as applicable, will have a limited right, voting together with holders of any voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends on each of our Perpetual Strike Preferred Stock and Perpetual Strife

Preferred Stock, as applicable, which similar voting rights are then exercisable, to elect one director upon the occurrence of each of the following events: (i) if less than the full amount of accumulated and unpaid regular dividends on the outstanding Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, as applicable, have been declared and paid in respect of each of four or more consecutive regular dividend payment dates; and (ii) if less than the full amount of accumulated and unpaid regular dividends on the outstanding Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock, as applicable, have been declared and paid in respect of eight or more consecutive regular dividend payment dates. Accordingly, the voting provisions of our preferred stock may not afford meaningful protections. Additionally, holding Perpetual Strike Preferred Stock does not confer the right to vote on an as-converted basis with holders of our class A common stock on matters on which our class A common stockholders are entitled to vote.

Without the consent of any holder of our preferred stock or class A common stock, we may issue preferred stock in the future that ranks equally with our Perpetual Strife Preferred Stock and equally with or senior to our Perpetual Strike Preferred Stock with respect to dividends and liquidation rights, which may adversely affect the rights of holders of our Perpetual Strike Preferred Stock, Perpetual Strife Preferred Stock and our class A common stock

Without the consent of any holder of preferred stock or class A common stock, we may authorize and issue preferred stock (including additional Perpetual Strife Preferred Stock) that ranks equally with the Perpetual Strife Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up. In addition, without the consent of any holder of our Perpetual Strike Preferred Stock or class A common stock, we may authorize and issue preferred stock (including additional Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock) that ranks equally with or senior to our Perpetual Strike Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up. If we issue any such preferred stock in the future, the rights of holders of our Perpetual Strike Preferred Stock, Perpetual Strife Preferred Stock and our class A common stock will be diluted and the value of our Perpetual Strike Preferred Stock, Perpetual Strife Preferred Stock and class A common stock may decline. For example, if we issue any preferred stock that is senior to Perpetual Strike Preferred Stock in the future, such preferred stock could contain provisions that prohibit us from paying accumulated dividends on our Perpetual Strike Preferred Stock or purchasing, redeeming or acquiring our Perpetual Strike Preferred Stock until and unless we first pay accumulated dividends in full on such preferred stock. The issuance of any preferred stock in the future would also have the effect of further subordinating our class A common stock.

Holders of our preferred stock may be treated as receiving deemed distributions and holders of Perpetual Strike Preferred Stock may receive distributions paid in class A common stock, and consequently may be subject to tax with respect to our preferred stock under certain circumstances even though no corresponding distribution of cash has been made

Under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our preferred stock may be treated as receiving a deemed distribution on our preferred stock under certain circumstances, including (i) an increase in the liquidation preference of our preferred stock or (ii) if our preferred stock is issued at a discount. The liquidation preference of the Perpetual Strife Preferred Stock is subject to adjustment in the manner described in the Strife Certificate of Designations, which adjustments may result in an increase in the liquidation preference. In addition, if our board of directors does not declare a dividend on our preferred stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of our preferred stock. In either case, any increase in the liquidation preference could give rise to a deemed dividend to holders of our preferred stock. Although the matter is not entirely clear, we believe any deferred dividend or discount on our preferred stock should not be treated as giving rise to a deemed distribution on our preferred stock, and any adjustment of the liquidation preference of the Perpetual Strife Preferred Stock in accordance with its terms should not be treated as giving rise to a deemed distribution on our Perpetual Strife Preferred Stock. However, there is no assurance that the IRS or an applicable withholding agent will not take a contrary position.

In addition, the conversion rate of our Perpetual Strike Preferred Stock is subject to adjustment in certain circumstances. If and to the extent that certain adjustments in the conversion rate (or failures to adjust the conversion rate) increase the proportionate interest of a holder of our Perpetual Strike Preferred Stock in our assets or earnings and profits, the holder of our Perpetual Strike Preferred Stock may be deemed to have received for U.S. federal income tax purposes a deemed distribution without the receipt of any cash or property.

Furthermore, upon a conversion of our Perpetual Strike Preferred Stock into shares of our class A common stock, depending on the circumstances, any class A common stock received in respect of any deferred and unpaid dividend (and any dividend that has been declared and not yet paid as well as any accrued but unpaid dividend in the then-current dividend period) could be treated as a deemed distribution for U.S. federal income tax purposes.

Any deemed distribution on our preferred stock or any distribution to holders of our Perpetual Strike Preferred Stock that is paid in shares of our class A common stock will generally be taxable to the same extent as a cash distribution. In addition, for any holder of our preferred stock that is a non-U.S. holder, any deemed distribution or non-cash distribution could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Because deemed distributions or non-cash distributions received by a holder of our preferred stock would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding (including backup withholding) on behalf of a holder of our preferred stock, we (or an applicable withholding agent) may set off any such payment against, or withhold such taxes from, payments of cash or, in the case of our Perpetual Strike Preferred Stock, delivery of shares of our class A common stock to such holder of our preferred stock (or, in some circumstances, any payments on our class A common stock) or sales proceeds received by, or other funds or assets of, such holder of our preferred stock, or require alternative arrangements with respect to such withholding taxes (e.g., in the case of our Perpetual Strike Preferred Stock, deposit for taxes prior to delivery of any dividend in the form of class A common stock or of conversion consideration).

The application of the rules under Section 305 of the Code to our preferred stock is uncertain, and holders of our preferred stock should consult their tax advisors about the impact of these rules in their particular situations.

Holders of our preferred stock may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income

Distributions paid to corporate U.S. holders of our preferred stock may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders of our preferred stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and certain holding period and other requirements are met. We may not have sufficient current or accumulated earnings and profits during any fiscal year for the distributions on our preferred stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on our preferred stock with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of our preferred stock may decline.

The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of our preferred stock

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on our preferred stock or if the maximum Compounded STRF Dividend Rate is in effect with respect to the Perpetual Strife Preferred Stock) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

The determination of whether stock is fast-pay stock is based on all the facts and circumstances. To determine if it is fast-pay stock, stock is examined when issued, and, for stock that is not fast-pay stock when issued, when there is a significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances. The relevant tax regulations do not indicate the types of significant changes in facts and circumstances that are intended to give rise to such a determination, and therefore it is possible that such a change could arise when, for example, a Compounded STRF Dividend Rate becomes in effect with respect to the Perpetual Strife Preferred Stock.

We do not believe that our previously issued preferred stock is fast-pay stock.

We may issue additional shares of our preferred stock (or resell any shares that we or any of our subsidiaries have purchased or otherwise acquired) (such additional or resold shares, the “Additional Shares”). We do not intend to issue any Additional Shares that would be treated as fast-pay stock. Moreover, we intend to obtain advice of counsel in connection with future offerings of Additional Shares for the purpose of analyzing the consequences of issuing such Additional Shares in light of any legal developments regarding the definition of fast-pay stock. As the liquidation preference of the Perpetual Strife Preferred Stock will be subject to adjustment in the manner described in the Strife Certificate of Designations, it is generally not expected that the Additional Shares of Perpetual Strife Preferred Stock would be issued at such a level of premium above their liquidation preference at the time of sale of such Additional Shares of Perpetual Strife Preferred Stock so as to implicate the fast-pay stock rules. It is possible, however, that Additional Shares of Perpetual Strike Preferred Stock may be issued at a premium above their liquidation preference. Based on the expected overall circumstances of an offering of Additional Shares of Perpetual Strike Preferred Stock (such as our general expectation that the value of the conversion option for Perpetual Strike Preferred Stock would, at issuance, exceed the amount of any such premium and certain other factors), we do not believe that such premium would be attributable to dividends that are economically a return of a stockholder’s investment. Nonetheless, there may be increased risk that the IRS could assert that Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to our previously issued preferred stock or Additional Shares, we intend to provide public notice to the holders of our previously issued preferred stock or Additional Shares, as applicable, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue Additional Shares that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat such Additional Shares as fast-pay stock. In addition, even though we believe that our previously issued preferred stock is not fast-pay stock, treatment of the Additional Shares as fast-pay stock could result in adverse consequences to holders of our previously issued preferred stock because such Additional Shares may be indistinguishable from our previously issued preferred stock. See “—A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of our previously issued preferred stock to adverse consequences” below.

Accordingly, holders of our preferred stock are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in our preferred stock.

A future issuance of Additional Shares could have an adverse tax profile, which could subject holders of our previously issued preferred stock to adverse consequences

If we issue Additional Shares that have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from our previously issued preferred stock, since such Additional Shares would trade under the same CUSIP or other identifying number as that of our previously issued Perpetual Strike Preferred Stock or Perpetual Strife Preferred Stock, as applicable, our previously issued preferred stock may be treated by subsequent purchasers, withholding agents and potentially the IRS as having the same profile or treatment as such Additional Shares if our previously issued preferred stock is not otherwise distinguishable from the Additional Shares.

For example, notwithstanding our intent not to issue any Additional Shares that are fast-pay stock, the IRS could assert that such Additional Shares constitute fast-pay stock, particularly, with respect to Additional Shares of Perpetual Strike Preferred Stock, if they are issued at a premium to their liquidation preference. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of our preferred stock” above.

Furthermore, if any Additional Shares are issued at a price that exceeds their liquidation preference, such Additional Shares would constitute “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and any corporate U.S. holder generally will be required to reduce its tax basis (but not below zero) in our preferred stock by the amount of any dividends-received deduction it receives. The liquidation preference of the Perpetual Strife Preferred Stock will be subject to adjustment in the manner described in the Strife Certificate of Designations, which adjustment may be taken into account for purposes of disqualified preferred stock determination. If Additional Shares issued are considered disqualified preferred stock, our previously issued preferred stock could also be subject to the same treatment as a practical matter due to fungible trading.

If any Additional Shares are sold at a discount (or at a discount that exceeds the discount that applies to our previously issued preferred stock), such Additional Shares may be subject to U.S. tax rules (which are similar to the rules governing original issue discount for debt instruments) that require the accrual of such discount (or such greater discount) over the deemed term of the Additional Shares. In that event, the IRS or a withholding agent may treat any such discount as resulting in deemed distributions, which may be taxable before receipt of any cash payments attributable to such discount with respect to our previously issued preferred stock and such Additional Shares.

Because the IRS or other parties (such as withholding agents) may not be able to distinguish our preferred stock offered or resold from time to time, a holder of our preferred stock might be subject to adverse tax consequences or might be required to demonstrate to the IRS (or such other parties) that the holder purchased our preferred stock in a specific offering to which those adverse tax consequences did not apply. Moreover, any adverse tax consequences as described above in connection with the future issuance of Additional Shares may adversely affect the market value of our preferred stock.

Provisions of our preferred stock could delay or prevent an otherwise beneficial takeover of us

Certain provisions in our preferred stock could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then, subject to certain exceptions, preferred stockholders will have the right to require us to repurchase their preferred stock for cash. These fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that preferred stockholders or holders of our class A common stock may view as favorable.

The accounting method for our preferred stock may result in lower reported net earnings attributable to common stockholders and lower reported diluted earnings per share

The accounting method for reflecting the conversion and other provisions of our preferred stock in our financial statements may adversely affect our reported earnings. We expect that applicable accounting standards may require us to separately account for the tax redemption feature associated with our preferred stock as an embedded derivative. Under this treatment, the embedded derivative would be measured at its fair value and accounted for separately as a liability that is marked-to-market at the end of each reporting period. For each financial statement period after the issuance of our preferred stock, a gain or loss would be reported in our statement of operations to the extent the valuation of the embedded derivative changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant non-cash volatility. In addition, we expect that the if-converted method will apply to reflect our Perpetual Strike Preferred Stock in the calculation of our diluted earnings per share. Under this method, we expect that diluted earnings per share will be calculated assuming that our Perpetual Strike Preferred Stock is converted at the beginning of the reporting period (or, if later, the time our Perpetual Strike Preferred Stock is issued). However, this calculation will not be made if reflecting our Perpetual Strike Preferred Stock in diluted earnings per share in this manner is anti-dilutive. Accordingly, the application of the if-converted method to our Perpetual Strike Preferred Stock may result in lower reported diluted earnings per share.

Furthermore, we have not reached a final determination regarding the accounting treatment for our preferred stock, and the description above is preliminary. In addition, accounting standards may change in the future. Accordingly, we may account for our preferred stock in a manner that is significantly different than described above.

Future sales or other dilution of our class A common stock, including other equity-related securities, could dilute our existing stockholders or otherwise depress the market price of our class A common stock and the value of our Perpetual Strike Preferred Stock

Future sales of our class A common stock in the public market, or the perception that such sales could occur, or the issuance of class A common stock upon the conversion of our Perpetual Strike Preferred Stock could negatively impact the market price of our class A common stock, and, accordingly, the value of our Perpetual Strike Preferred Stock. The terms of our Perpetual Strike Preferred Stock and Perpetual Strife Preferred Stock do not restrict our ability to issue additional Perpetual Strike Preferred Stock, class A common stock or other equity-related securities in the future. Future sales or issuances of class A common stock, Perpetual Strike Preferred Stock or other equity-related securities could be dilutive to holders of our class A common stock and Perpetual Strike Preferred Stock and could adversely affect their voting and other rights and economic interests. If we issue additional shares of our Perpetual Strike Preferred Stock, shares of class A common stock (including as payment for regular dividends on our Perpetual Strike Preferred Stock), or other equity-related securities, the price of our class A common stock and the value of our Perpetual Strike Preferred Stock may decline. We cannot predict the size of future issuances of our class A common stock or other securities or the effect, if any, that the issuance of our Perpetual Strike Preferred Stock, and future sales and issuances of our class A common stock and other securities would have on the market price of our class A common stock and the value of our Perpetual Strike Preferred Stock.

In addition, the existence of our Perpetual Strike Preferred Stock may encourage short selling by market participants because the conversion of our Perpetual Strike Preferred Stock could be used to satisfy short positions, or anticipated conversion of our Perpetual Strike Preferred Stock into shares of class A common stock could depress the price of our class A common stock. The sale or the availability for sale of a large number of shares of class A common stock in the public market could cause the market price of our class A common stock to decline.

Not all events that may adversely affect the value of our Perpetual Strike Preferred Stock and our class A common stock will result in an adjustment to the conversion rate of our Perpetual Strike Preferred Stock

The conversion rate of our Perpetual Strike Preferred Stock is subject to adjustment for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of our class A common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of our class A common stock;

•	cash dividends on our class A common stock; and

•	certain tender or exchange offers.

We are not required to adjust the conversion rate for other events, such as third-party tender offers or an issuance of class A common stock (or securities exercisable for, or convertible into, class A common stock) for cash, that may adversely affect the value of our Perpetual Strike Preferred Stock and the trading price of our class A common stock. An event may occur that adversely affects the value of our Perpetual Strike Preferred Stock and the trading price of the underlying shares of our class A common stock but that does not result in an adjustment to the conversion rate.

Certain events that can significantly reduce, or eliminate entirely, the option value of the conversion right of our Perpetual Strike Preferred Stock will not require an adjustment to the conversion rate. For example, if we are party to a business combination transaction pursuant to which our class A common stock is acquired solely for cash, then, our Perpetual Strike Preferred Stock will become convertible solely into cash, which will eliminate the time value, and may harm the option value, of the conversion right of our Perpetual Strike Preferred Stock. Similarly, a de-listing of our class A common stock will likely severely reduce the liquidity of the market for our class A common stock and the volatility of the trading price of our class A common stock, which, in turn, will likely reduce the option value of the conversion right of our Perpetual Strike Preferred Stock significantly. None of these, or certain other, events will, in themselves, require an adjustment to the conversion rate to compensate preferred stockholders for their lost option value.

Many convertible instruments contain “make-whole” provisions that adjust the conversion rate in a manner that is designed to compensate investors for lost option value upon the occurrence of specified events. Our Perpetual Strike Preferred Stock does not contain such a provision. Accordingly, we may engage in transactions that significantly reduce the option value of the conversion right of our Perpetual Strike Preferred Stock without a corresponding adjustment to the conversion rate.

Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of our Perpetual Strike Preferred Stock and the ability of investors to implement a convertible arbitrage trading strategy

We expect that holders of our Perpetual Strike Preferred Stock may seek to employ a convertible arbitrage strategy. Under this strategy, investors typically sell short a certain number of shares of our class A common stock and adjust their short position over time while they continue to hold our Perpetual Strike Preferred Stock. Investors may also implement this type of strategy by entering into swaps on our class A common stock in lieu of, or in addition to, short selling shares of our class A common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our class A common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our class A common stock or enter into equity swaps on our class A common stock could depress the trading price of, and the liquidity of the market for, our Perpetual Strike Preferred Stock.

In addition, the liquidity of the market for our class A common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our class A common stock with an investor of our Perpetual Strike Preferred Stock. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. If investors seeking to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, our Perpetual Strike Preferred Stock may significantly decline.

Holding Perpetual Strike Preferred Stock does not, in itself, confer any rights with respect to our class A common stock

Holding Perpetual Strike Preferred Stock does not confer any rights with respect to our class A common stock (including the voting rights of, and rights to receive any dividends or other distributions on, our class A common stock). However, holders of our Perpetual Strike Preferred Stock are subject to all changes affecting our class A common stock to the extent the value of our Perpetual Strike Preferred Stock depends on the market price of our class A common stock and to the extent they receive shares of our class A common stock upon conversion of our Perpetual Strike Preferred Stock. For example, if we propose an amendment to our charter documents that requires the approval of our class A common stockholders but not the approval of the preferred stockholders, then holders of any Perpetual Strike Preferred Stock will not, as such, be entitled to vote on the amendment, although those holders will be subject to any changes implemented by that amendment in the powers, preferences or special rights of our class A common stock.

Risks Related to Our Outstanding and Potential Future Indebtedness

Our level and terms of indebtedness could adversely affect our ability to raise additional capital to further execute on our bitcoin strategy, fund our enterprise analytics software operations, and take advantage of new business opportunities

As of March 31, 2025, we had $8.22 billion aggregate indebtedness, consisting of $1.01 billion aggregate principal amount of 2028 Convertible Notes, $3.0 billion aggregate principal amount of 2029 Convertible Notes, $800.0 million aggregate principal amount of 2030A Convertible Notes, $2.0 billion aggregate principal amount of 2030B Convertible Notes, $603.8 million aggregate principal amount of 2031 Convertible Notes, $800.0 million aggregate principal amount of 2032 Convertible Notes, and $9.7 million of other long-term indebtedness. We refer herein to the 2028 Convertible Notes, 2029 Convertible Notes, 2030A Convertible Notes, 2030B Convertible Notes, 2031 Convertible Notes, and 2032 Convertible Notes, collectively, as the “Convertible Notes.” As of March 31, 2025, our annual contractual interest expense relating to our Convertible Notes was $34.6 million.

Our substantial indebtedness and interest expense could have important consequences to us, including:

•

limiting our ability to use a substantial portion of our cash flow from operations in other areas of our business, including for acquisition of additional bitcoin, working capital, research and development, expanding our infrastructure, capital expenditures, and other general business activities and investment opportunities in our company, because we must dedicate a substantial portion of these funds to pay interest on and/or service our debt;

•

limiting our ability to obtain additional financing in the future for acquisition of additional bitcoin, working capital, capital expenditures, debt service, acquisitions, execution of our strategy, and other expenses or investments planned by us;

•	limiting our flexibility and our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, our business, and our industry;

•	increasing our vulnerability to a downturn in our business and to adverse economic and industry conditions generally;

•	placing us at a competitive disadvantage as compared to our competitors that are less leveraged; and

•	limiting our ability, or increasing the costs, to refinance indebtedness.

We may be unable to service our indebtedness, which could cause us to default on our debt obligations and could force us into bankruptcy or liquidation

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which is influenced, in part, by general economic, financial, competitive, legislative, regulatory, counterparty business, and other risks that are beyond our control, including the availability of financing in the U.S. banking and capital markets. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. We cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness, to refinance our indebtedness, or to fund our other liquidity needs. Even if refinancing indebtedness is available, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. In addition, our bitcoin strategy anticipates that we may issue additional debt in future periods to finance additional purchases of bitcoin, but if we are unable to generate sufficient cash flow to service our debt and make necessary capital expenditures, we may be required to sell bitcoin. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations or our financial covenants, which could cause us to default on our debt obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

Upon the occurrence of an event of default under any of our indebtedness, the holders of the defaulted indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. Any of these events could in turn result in cross-defaults under our other indebtedness. We may not have sufficient funds available to pay the amounts due upon any such default, particularly in the event that there has been a decrease in the market value of our bitcoin holdings, and we may not be able to raise additional funds to pay such amounts on a timely basis, on terms we find acceptable, or at all. Any financing that we may undertake under such circumstances could result in substantial dilution of our existing stockholders, and in the absence of being able to obtain such financing, we could be forced into bankruptcy or liquidation.

We may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes in cash or to repurchase the Convertible Notes for cash upon a fundamental change or to repurchase the 2028 Convertible Notes on September 15, 2027, the 2029 Convertible Notes on June 1, 2028, the 2030A Convertible Notes or the 2031 Convertible Notes on September 15, 2028, the 2030B Convertible Notes on March 1, 2028, or the 2032 Convertible Notes on June 15, 2029, and any future debt may contain, limitations on our ability to engage in cash-settled conversions or repurchases of Convertible Notes

In connection with any conversion of the Convertible Notes, unless we elect (or have previously irrevocably elected) to deliver solely shares of our class A common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Convertible Notes being converted. However, any future debt may contain limitations on our ability to (i) pay cash upon conversion or redemption of the Convertible Notes, which may require us to elect to deliver solely shares of our class A common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), or (ii) sell certain bitcoin to generate cash that can be used to make such cash payments.

Upon a fundamental change as defined in the indentures governing the Convertible Notes, the holders of such notes will have the right to require us to offer to purchase all of the applicable notes then outstanding at a price equal to 100% of the principal amount of the Convertible Notes, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the repurchase date. Moreover, the exercise by holders of the Convertible Notes of their right to require us to repurchase such Convertible Notes could cause a default under future debt agreements, even if the change of control or fundamental change itself does not, due to the financial effect of such repurchase on us. In order to obtain sufficient funds to pay the purchase price of such notes, we expect that we would have to refinance the Convertible Notes or obtain a waiver from the applicable holders of Convertible Notes and we may not be able to refinance the Convertible Notes on reasonable terms, if at all. Absent a waiver from the applicable holders of Convertible Notes, our failure to offer to purchase all applicable Convertible Notes or to purchase all validly tendered Convertible Notes would be an event of default under the indentures governing the Convertible Notes.

In addition, holders of (i) the 2028 Convertible Notes have the right to require us to repurchase all or a portion of their notes on September 15, 2027, (ii) the 2029 Convertible Notes have the right to require us to repurchase all or a portion of their notes on June 1, 2028, (iii) the 2030A Convertible Notes and the 2031 Convertible Notes have the right to require us to repurchase all or a portion of their notes on September 15, 2028, (iv) the 2030B Convertible Notes have the right to require us to repurchase all or a portion of their notes on March 1, 2028, and (v) the 2032 Convertible Notes have the right to require us to repurchase all or a portion of their notes on June 15, 2029, in each case, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any.

The conditional conversion feature of the Convertible Notes, if triggered, may adversely affect our financial condition and operating results

In the event the conditional conversion feature of the Convertible Notes is triggered, holders of the applicable Convertible Notes will be entitled to convert such notes at any time during specified periods at their option. If one or more holders elect to convert their Convertible Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our class A common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. Furthermore, even if holders do not elect to convert their Convertible Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the applicable Convertible Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

We use funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the Convertible Notes and our other long-term indebtedness, and certain of our subsidiaries holding digital assets may not provide any dividends, distributions, or other payments to us to fund our obligations and meet our cash needs

We receive dividends, distributions, and other payments from our subsidiaries to fund our obligations, including those arising under the Convertible Notes, and our other long-term indebtedness, and meet our cash needs. The operating results of our subsidiaries at any given time may not be sufficient to make dividends, distributions, or other payments to us in order to allow us to make payments on the Convertible Notes, and our other long-term indebtedness. In addition, dividends, distributions, or other payments, as well as other transfers of assets, between our subsidiaries and from our subsidiaries to us may be subject to legal, regulatory, or contractual restrictions, which may materially adversely affect our ability to transfer cash within our consolidated companies and our ability to meet our cash needs and service our indebtedness.

Despite our current level of indebtedness, we may incur substantially more indebtedness and enter into other transactions in the future which could further exacerbate the risks related to our indebtedness

Our bitcoin strategy includes acquiring bitcoin using proceeds from equity and debt financings and cash flows from operations. As such, despite our current level of indebtedness, we may incur substantially more indebtedness, and we may enter into other transactions in the future. Even if we were to enter into debt or other arrangements that contain restrictions on our ability to incur additional indebtedness, these restrictions may be subject to a number of qualifications and exceptions that would allow us to incur significant additional indebtedness. To the extent we incur additional indebtedness or other obligations, the risks described herein with respect to our indebtedness may increase significantly.

Forward-Looking Statements

Statements contained herein and documents incorporated herein by reference about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to expectations as to future purchases of bitcoin, net losses and changes in the Company’s deferred tax assets, future issuances of indebtedness or preferred stock, potential tax liabilities as a result of corporate alternative minimum tax under the Inflation Reduction Act of 2022, and impacts of the adoption of ASU 2023-08 on our financial results in future periods. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the other factors discussed in “Risk Factor Updates” above and the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2025, and the risks described in other filings that the Company may make with the Securities and Exchange Commission. Any forward-looking statements contained herein speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 7.01	Regulation FD Disclosure.

Strategy Dashboard

The Company also maintains a dashboard on its website (www.strategy.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding the Company to the public, including information regarding market prices of its outstanding securities, bitcoin purchases and holdings, certain key performance indicator metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that the Company makes public via the website dashboard.

Furnished Information

The information disclosed pursuant to Item 7.01 in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2025	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Executive Vice President & General Counsel